E.S. "Ned" Givens                                      U.S. Generating Company
Vice President, Engineering & Construction

December 18, 1995

Mr. Eugene C. Holdaway
Costain Coal, Inc.
249 East Main Street, Suite 200
Lexington, KY 40507

Re: Amendment No. 2 - Fuel Supply and Waste Disposal Agreement between Cedar Bay Generating Company and Costain Coal, Inc.

Dear Gene:

Enclosed are two (2) executed copies of Amendment No. 2 to the Fuel Supply and Waste Disposal Agreement between Cedar Bay Generating Company (CBGC) and Costain Coal, Inc. Please note that this Amendment is subject to Section 4 of the Agreement which requires CBGC receiving approval from the financing parties.

Sincerely,
/s/ Ned
Edward S. Givens

ESG:cmb
Encls. (2)

cc: J. P. Kearney

                                 AMENDMENT NO. 2

      This AMENDMENT NO. 2 (the "Amendment"), dated as of December 19, 1995, is entered into between CEDAR BAY GENERATING COMPANY, LIMITED PARTNERSHIP, formerly known as AES CB Limited Partnership ("Buyer") and COSTAIN COAL INC. ("Seller").

      WHEREAS, Cedar Bay Cogeneration, Inc., formerly known as AES Cedar Bay, Inc. (the "General Partner"), and Seller have entered into a Fuel Supply and Waste Disposal Agreement (the "Agreement"), dated as of April 21, 1989, as subsequently assigned by the General Partner to Buyer pursuant to an Assignment and Assumption Agreement, dated as of April 29, 1991, between Buyer and the General Partner; and

      WHEREAS, Buyer and Seller entered into Amendment No. 1 to the Agreement dated as of March 31, 1993; and

      WHEREAS, Buyer and Seller agreed by letter dated June 9, 1995 how to implement the provision of the second sentence of Section 5.11(a) of the Agreement; and

      WHEREAS, the parties wish to amend the Agreement again as set out herein in order to ratify and confirm certain actions of the parties with respect to the disposal of Waste from the Facility;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties agree as follows:

      SECTION 1. AMENDMENTS

      1.1 The definition of Waste set forth in Section 1.1 of the Agreement is hereby deleted and the following substituted therefore:

            "Waste" means any solid fly ash and bottom ash waste, whether or not pelletized, generated or produced by combustion of coal and Bark with limestone at the Facility plus inert materials (i.e., sand or other material having no active chemical or toxic properties) added by the Buyer as necessary. Blow down water and boiler cleaning sludge produced during boiler cleaning operations or otherwise are specifically excluded from the definition of Waste. Waste may also mean any short fiber reject ash produced by the addition of short fiber rejects generated by the adjoining Stone Container Corporation facility to the combustion of coal and Bark, provided that Seller is able to obtain all Permits for the disposal of short fiber reject ash at Seller's Waste Disposal Site.

      1.2 The definition of Waste Disposal Site set forth in Section 1.1 of the Agreement is hereby deleted and the following substituted therefore:

            "Waste Disposal Site" means the physical location described in Annex C attached hereto (including the Non-Pelletized Waste Facility) generally described in Annex C attached hereto at which Seller shall dispose of the Waste from the Facility in accordance with Article V hereof.

      1.3 The term "Non-Pelletized Waste Facility" is hereby added to Section
1.1 of the Agreement.

            "Non-Pelletized Waste Facility" shall mean those facilities Seller is required to construct at Seller's Waste Disposal Site in order to take and process non-pelletized Waste in accordance with this Agreement.

      1.4 The first, second and third sentences of Section 5.1 of the Agreement are hereby deleted and the following substituted therefore:

                  Buyer shall gather and load Waste at the Waste Acceptance
            Point into trucks or railroad cars as designated by Seller. Seller shall at its sole cost and risk, design, permit, construct, own and operate the Non-Pelletized Waste Facility. Seller shall take (unless Buyer exercises its option as provided in Section 5.11(a) hereof) one-hundred percent (100%) of the pelletized and non-pelletized Waste at the Waste Acceptance Point and transport such Waste and dispose of such Waste at the Waste Disposal Site; provided, however, that Seller's obligation to take such non-pelletized Waste shall not commence until the earlier of operation of the Non-Pelletized Waste Facility or May 1, 1996. Notwithstanding anything to the contrary in this Agreement, if the Non-Pelletized Waste Facility is not operating on or before May 1, 1996, Seller shall remain obligated to take one-hundred percent (100%) of the non-pelletized Waste at the Waste Acceptance Point and transport such waste and lawfully dispose of such non-pelletized Waste at an alternative location, at Seller's own cost and risk, provided that Buyer shall remain obligated to make all payments due pursuant to Section 6.2 of this Agreement.

      1.5 The third sentence of Section 5.3(c) is deleted in its entirety.

      1.6 The second sentence of Section 5.6(a) is deleted in its entirety and the following two sentences substituted therefore:

            Buyer and Seller agree to cooperate in the Permit application process to ensure that Permits for the Waste Disposal Site will allow for the disposal of expected components of the Waste, including by-products of the sulfur removal process, ash from the Bark and ash from short fiber rejects generated by the adjoining Stone Container Corporation facility. Seller represents and warrants that it has all required Permits for disposal of the Waste, except for ash from short fiber rejects generated by the adjoining Stone Container Corporation facility.

      1.7 The following sentence is added following the second sentence of
Section 5.11(a):

            The implementation provisions with respect to the proviso of the second sentence of Section 5.11(a) set forth in the June 9, 1995 letter between the parties captioned "Implementation of Section 5.11(a) of the Fuel Supply and Waste Disposal Agreement" are hereby ratified, confirmed and made a part of the Agreement; provided, however, that such implementation provisions shall apply to both pelletized and non-pelletized Waste.

      1.8 The following two sentences are added at the end of Section 5.11(a):

            The Parties expressly acknowledge and agree that the ninety (90) day notice provision does not apply to the current arrangements between Buyer and Anker Coal Corporation with respect to the disposal by Anker of non-pelletized Waste. Notwithstanding anything to the contrary in this Agreement, in the event that the Non-Pelletized Waste Facility is not operating after April 15, 1996, no fee shall be due to Seller under this Section 5.11(a).

      1.9 Section 5.11(b) of the Agreement is deleted in full.

      1.10 Section 6.2 of the Agreement is hereby deleted and the following substituted therefore:

                  Section 6.2. Waste Services Price. The price to be paid by
            Buyer to Seller per Ton of Waste taken, transported and disposed of by Seller pursuant to this Agreement (the "Waste Services Price") as of the calendar quarter beginning with the first day of July, 1995 and ending with the last day of September, 1995 shall be $21.23. Thereafter the Waste Services Price shall be calculated as of each Quarterly Adjustment Date, beginning as of the first day of October, 1995, and shall equal:

            WSP' x [1+(0.75 x PPI)]

            Where:

            WSP' = the Waste Services Price for the immediately preceding calendar quarter; and

            PPI has the meaning set forth in Section 6.1(b) hereof; and

            PROVIDED, HOWEVER, (i) that for each Ton of Waste taken, transported and disposed of by Seller in excess of 150,000 Tons in any calendar year, beginning with January 1, 1996 through December 31, 1996, the Waste Services Price otherwise determined under this Section 6.2 shall be reduced by ten and one half percent (10 1/2%); and (ii) for each Ton of non-pelletized Waste taken, transported and disposed of by Seller prior to April 15, 1995, Buyer shall pay an additional $4.00 per Ton.

            Changes in Applicable Laws shall result in the adjustment of the Waste Services Price as set forth in Section 6.6 hereof.

      1.11 Section 7.2 of the Agreement is hereby amended to read as follows:

                  Section 7.2. Payment. Buyer shall pay to Seller fifty percent
            (50%) of the payment due on the basis of the invoice provided by Seller pursuant to Section 7.1 hereof within twenty (20) days after receipt thereof by Buyer. Buyer shall pay to Seller the remaining fifty percent (50%) of the payment due by the end of the calendar month within which the invoice referenced in the previous sentence was provided by Seller pursuant to Section 7.1 hereof.

      1.12 The paragraph captioned "Transportation" in Annex C, Section 1 is hereby amended to delete the first word "Pelletized".

      1.13 The paragraph captioned "Disposal Procedure" in Annex C, Section 1 is hereby amended to delete the second word "solid".

      SECTION 2. PAYMENT TO SELLER

      On or before December 31, 1995, Buyer shall make a one-time payment to Seller of Two Million Five Hundred Thousand Dollars ($2.5 million) in consideration of this Amendment and as full satisfaction for any claims Seller may have against Buyer under the Agreement up to and including the date hereof. Seller hereby fully releases Buyer from any and all such claims. Buyer and Seller expressly acknowledge and agree that the existence of such payment shall not be admissible in any proceeding arising out of this Agreement for any purpose whatsoever.

      SECTION 3. REPRESENTATIONS AND WARRANTIES

      Each party represents and warrants to the other that it is not in default in the performance of any of its obligations under the Agreement. Each party hereby warrants that each of its representations set forth in Section 12.1 of the Agreement is true and complete on the date hereof as if made on and as of the date hereof and as if the reference in said Section 12.1 to "this Agreement" included a reference also to this Amendment and to Amendment No. 1. In addition, Buyer warrants that its representation under Section 12.1(a) is true and complete as of the date hereof as if the reference in said Section 12.1(a) to "corporation" referred instead to "limited partnership" and the reference to "incorporation" to "formation."

      SECTION 4. CONDITION PRECEDENT

      Neither party shall have any obligation to the other hereunder until such time as Buyer obtains approval from the Financing Parties for its execution of this Amendment No. 2.

      SECTION 5. MISCELLANEOUS

      Except as herein provided, the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties may execute this Agreement by signing any such counterpart. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

                                    CEDAR BAY GENERATING COMPANY,
                                    LIMITED PARTNERSHIP

                                    By:      /s/ M. Richard Smith
                                             --------------------------
                                             Name:  M. Richard Smith
                                             Title: VICE PRESIDENT

                                      COSTAIN COAL INC.

                                       By:   /s/ Eugene C. Holdaway
                                             --------------------------
                                             Name:  Eugene C. Holdaway
                                             Title: Senior Vice President

                                                  Cedar Bay Generating Company
                                                           Limited Partnership

                                                 August 2, 1995

Costain Coal, Inc.
249 East Main Street, Suite 400
Lexington, Kentucky 40507
Attention:Executive Vice President

Re:    Fly Ash and Bottom Ash Sales Agreement

Dear Sirs:

Pursuant to Section 5.11(a) of the Fuel Supply and Waste Disposal Services Agreement between Cedar Bay Generating Company, L.P. ("Cedar Bay") and Costain Coal, Inc. ("Costain"), dated April 21, 1989, as amended (the "Agreement"), Cedar Bay hereby notifies Costain that Cedar Bay intends to enter into a Fly Ash and Bottom Ash Sales Agreement with N-Viro International Corporation for the sale of up to 1,000 tons per week of fly ash and/or bottom ash produced at the Cedar Bay Generating Project. This letter also confirms my conversation with Gene Holdaway, Vice President Sales and Marketing of Costain, on August 2, 1995, in which Mr. Holdaway agreed that Costain would waive the requirement for ninety days prior written notice set forth in Section 5.11(a) of the Agreement in connection with the Fly Ash and Bottom Ash Sales Agreement being entered into with N-Viro International Corporation. Please countersign and return to the undersigned a copy of this letter to confirm Costain's waiver of the ninety day notice requirement.

                                             Very truly yours,

                                             /s/ J. Franklin Stallwood
                                             J. Franklin Stallwood
                                             Project Manager

JFS/vs

cc: Mr. Eugene C. Holdaway

WAIVER CONFIRMED:                                                cc. J. Hoehne
                                                                     E. Davis
COSTAIN COAL, INC.                                                   G. Miller

By: /s/ Eugene C. Holdaway
    ----------------------
Name:   Eugene C. Holdaway
Title:  Vice President--
        Sales & Marketing

P. Chrisman Iribe                                      U.S. Generating Company
Executive Vice President

June 9, 1995

Eugene C. Holdaway
Vice President, Sales and Marketing
Costain Coal, Inc.
249 East Main Street, Suite 400
Lexington, Kentucky 40507

Re:   Implementation of Section 5.11(a) of Fuel Supply and Waste Disposal
      Agreement

Dear Mr. Holdaway:

This letter sets forth our understanding of how Cedar Bay Generating Company ("Cedar Bay") and Costain Coal Inc. ("Costain") will implement the proviso of the second sentence of Section 5.11(a) of the Fuel Supply and Waste Disposal Service Agreement, as amended, between Cedar Bay and Costain dated April 21, 1989. Such sentence, including the proviso, states:

            Buyer agrees that it shall (except only to the extent of a case described in Section 5.7 hereof) pay to Seller a fee of ten dollars ($10) for each Ton of Waste that is delivered to any third-party waste disposer rather than to Seller pursuant to this [sic] Section 5.10(a); provided that such fee shall be payable only on the first 150,000 Tons of Waste so delivered in any calendar year less any Tons delivered to Seller during such year.

In any calendar year, for each month that Cedar Bay ships any Waste to any third-party waste disposer, and provided that as of the first day of that month Cedar Bay has shipped 150,000 Tons or less of Waste to Costain, the fee to be paid under Section 5.11(a) shall be computed as follows:

            Fee     =    (BF) X (12,500 - TDC)

            Where:

            BF      =    The base fee of $10 as adjusted in accordance with the
                         fourth sentence of Section 5.11(a);

            12,500   =    150,000 Tons of Waste divided equally by twelve
                          months; and

Eugene C. Holdaway
June 9, 1995
Page 2

            TDC     =     Total tons of pelletized Waste shipped to Costain
                          during such month.

In the event the Fee is a negative number, no Fee shall be due from Cedar Bay to Costain or from Costain to Cedar Bay. If, as of the end of the calendar year, the total number of Tons of Waste Cedar Bay ships to Costain is 150,000 Tons or less, a true-up will be conducted during the following January to ensure that for the previous calendar year, Cedar Bay has paid Costain the full fee due under Section 5.11(a) up to the 150,000 Tons of Waste maximum and that Costain has provided Cedar Bay with credit for all pelletized Tons of Waste delivered to Costain. In any calendar year, if at the end of a particular month during such year the total number of Tons of Waste delivered to Costain and paid for by Cedar Bay for that year exceeds 150,000 Tons of Waste, the true-up shall be conducted during the following month and no further Fee shall be made to Costain under Section 5.11(a) for that calendar year.

Please indicate your agreement with this implementation of the portion of
Section 5.11(a) referenced above by signing where indicated. Please keep one executed original for your files and return one executed copy to my attention.

Sincerely,

CEDAR BAY GENERATING COMPANY, L.P.
/s/ P. Chrisman Iribe
P. Chrisman Iribe
Vice President

Acknowledged and Agreed:

COSTAIN COAL INC.

By:           /s/Eugene C. Holdaway
              ---------------------------------
Name:         Eugene C. Holdaway
              ---------------------------------
Title:        Vice President-Sales  & Marketing
              ---------------------------------

                                                                  EXECUTION COPY

                                AMENDMENT NO. 1

      This AMENDMENT NO. 1 (the "Amendment"), dated as of March 31, 1993, is entered into between CEDAR BAY GENERATING COMPANY, LIMITED PARTNERSHIP, formerly known as AES CB Limited Partnership ("Buyer") and Costain Coal Inc. ("Seller").

      WHEREAS, Cedar Bay Cogeneration, Inc., formerly known as AES Cedar Bay, Inc. (the "General Partner"), and Seller have entered into a Fuel Supply and Waste Disposal Agreement (the "Agreement"), dated as of April 21,1989, as subsequently assigned by the General Partner to Buyer pursuant to an Assignment and Assumption Agreement, dated as of April 29, 1991, between Buyer and the General Partner; and

      WHEREAS, the parties hereto wish to amend the Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereto agree as follows:

      SECTION 1. AMENDMENTS

      1.1. Section 1.1 of the Agreement is hereby amended by deleting the definitions "Subordinated Lender" and "Subordinated Loan Agreement" in their entirety and by adding the following definitions:

            "'Capital Recovery Payment' has the meaning set forth in Article XIX hereof."

            "'GAAP' shall mean generally accepted accounting principles as in effect from time to time."

            "'Master Agreement' means the Amended and Restated Master Agreement, dated as of March 31,1993 among Cedar Bay Generating Company, Limited Partnership, formerly known as AES CB Limited Partnership, Banque Paribas, New York Branch, as issuing bank, agent and collateral agent, and the financial institutions party thereto."

      1.2.  Section 2.1(b) of the Agreement is hereby deleted in its entirety.

      1.3. Section 4.3(c) of the Agreement is hereby amended by (i) deleting the phrase, "reimburses Buyer for capital costs incurred by Buyer" and inserting in its place the phrase, "pays Buyer a fee for providing use of improvements" and (ii) deleting the phrase "Carrier Reimbursement Amount" and inserting in its place the word "fee".

      1.4.  Section 6.7 of the Agreement is hereby deleted in its entirety.

      1.5. A new Section 9.3 is hereby added to the Agreement and shall read as follows:

      "Section 9.3 Financial Statements. Within (i) 90 days after each fiscal year of the Buyer, and (ii) within 30 days after each fiscal quarter of each fiscal year of the Buyer, Buyer shall deliver to Seller statements of income, retained earnings, and cashflow for such year and such quarter, respectively, and the balance sheets in relation thereto. Each annual financial statement shall be accompanied by an opinion thereon of an independent certified public accountant of recognized national standing, which opinion shall state that said financial statements fairly present the financial condition and results of operations of Buyer as at the end of, and for, such fiscal year in accordance with GAAP. Each quarterly financial statement shall be accompanied by a certificate of a senior financial officer of Buyer, which certificate shall state that such statements fairly present the financial condition and results of operations of Buyer in accordance with GAAP as at the end of, and for, such period. Any such information received by Seller pursuant to this
      Section 9.3 shall be subject to the confidentiality provisions contained in Section 17.5 hereof"

      1.6 Section 10.2 of the Agreement is hereby amended by adding a sentence following the last sentence thereof, to read as follows:

      "In addition to, and without limiting the effect of, the remedies provided in this Agreement, upon either (i) termination of this Agreement by Seller pursuant to Section 10.2 hereof following a default of Buyer, (ii) termination of this Agreement by Buyer (other than as a result of (A) the occurrence and continuance of an Event of Default by Seller or (B) the occurrence and continuance of an event of Force Majeure pursuant to
      Section 8.3 hereof) or (iii) the occurrence of any event described in clause (e) or (f) of Section 6 of the Master Agreement (each of (i), (ii) and (iii), an "Early Payment Event"), a termination fee shall be immediately due and payable by Buyer to Seller. Such termination fee shall equal the sum of all unpaid Capital Recovery Payments. Upon the termination of this Agreement other than as the result of an Early Payment Event, Buyer shall owe Seller, in addition to and without limiting the effect of, the remedies provided in this Agreement, a termination fee. Such termination fee shall equal the sum of all unpaid Capital Recovery Payments and shall be payable, at Buyer's option, either (A) in full upon termination, or (B) in accordance with the schedule for Capital Recovery Payments specified in Article XIX hereof."

      1.7. Section 10.4 of the Agreement is hereby amended by adding in the last sentence thereof the words "or in respect of any Capital Recovery Payment" after the word "services".

      1.8. A new Article XVIII is hereby added to the Agreement and shall read as follows:

                                 "ARTICLE XVIII
                              INCENTIVE ADJUSTMENT

      Incentive Adjustment. As an incentive to Buyer to maximize its purchases of Coal supply and ash waste disposal services under the Agreement, Seller agrees to provide Buyer with a price incentive (the "Incentive Adjustment") effective January 1, 1994, and to be applied quarterly in accordance with Table 1.

================================================================================
     TABLE 1: ANNUAL INCENTIVE           PRICE ADJUSTMENT-DOLLARS PER TON
               PAYMENT                         SHIPPED ("Adjustment Rate")
================================================================================
                 Year                    Greater Than 750,000    Less Than
                                            Tons/Year          750,000 Tons/Year
--------------------------------------------------------------------------------
                 1994*                        1.00                 0.85
                 1995                         1.00                 0.85
                 1996                         1.00                 0.85
                 1997                         1.00                 0.85
                 1998                         1.00                 0.85
================================================================================

      At the end of each calendar quarter, Seller shall determine the actual amount of Coal deliveries for such quarter and the Adjustment Rate applicable to such level of Coal deliveries under Table 1 (determined on the basis of such actual amount of deliveries as adjusted to reflect the rate of delivery during a full calendar year), such Adjustment Rate to be applied to the entire amount of Coal deliveries for such calendar quarter. This calculation shall be included in the next monthly invoice to be submitted by Seller to Buyer in accordance with Section 7.1, and the resultant Incentive Adjustment shall be applied as a credit toward the payment due for the Coal deliveries for the last month of the quarter covered by the invoice. If the Incentive Adjustment for the quarter exceeds the amount due Seller for Coal delivered during the last month of the quarter, then the credit shall be applied to reduce the amount due Seller to zero. Any remaining credit shall be carried over to the next and subsequent monthly billings until the credit due is reduced to zero. The calculations for the fourth quarter of each full calendar year shall include an adjustment to reflect the actual level of Coal deliveries for such year, and the Adjustment Rate shall be applied to the entire amount of Coal deliveries for such year.

----------
* In the event commercial operation occurs subsequent to January 1, 1994, the Adjustment Rate for the calendar quarter in which commercial operation occurs and for such year shall be based on the amount of Coal actually shipped during the applicable period, as adjusted to reflect the rate of delivery during a full calendar quarter or calendar year, as applicable."

   1.9. A new Article XIX is hereby added to the Agreement and shall read as follows:

                                  "ARTICLE XIX

                            CAPITAL RECOVERY PAYMENT

      In addition to each obligation of Buyer to make payment to Seller hereunder (including, without limitation, any such obligation under Section 4.3(c)), Buyer hereby agrees to pay Seller, as compensation for the capital expenditures and investment commitments made by Seller to fulfill its obligations in accordance with this Agreement, a fee equal to the sum of the Capital Recovery Payments defined below, payable in annual installments (each such installment payment, a "Capital Recovery Payment") during the years 2001 through 2008, calculated in accordance with the following formula:

                  X(Y)         =    P
                -------
                900,000

                  Where P      =    Capital Recovery Payment

                        X      =    Annual Payment Factor specified for the
                                    given contract year in Table 1
                        Y      =    The average annual amount of Coal actually
                                    delivered during the first seven calendar years of the Agreement beginning with the first year of commercial operation

================================================================================
                                    TABLE 1:
================================================================================
                                               Annual Payment Factor
                 Year                                 ($1,000's)
--------------------------------------------------------------------------------
                 2001                                     900
                 2002                                     900
                 2003                                     945
                 2004                                     990
                 2005                                    1035
                 2006                                    1080
                 2007                                    1080
                 2008                                    1080
================================================================================

      Payment shall be made by Buyer on a quarterly basis with the first payment due at the end of the first calendar quarter of 2001. The quarterly payment due Seller shall be one fourth of the annual Capital Recovery Payment and shall be invoiced separately by Seller within 15 days of the end of the preceding quarter. Buyer shall pay the amount specified in such invoice within 30 days of receipt of the invoice."

      SECTION 2. REPRESENTATIONS AND WARRANTIES

      Each party hereto represents and warrants to the other that it is not in default in the performance of any of its obligations under the Agreement. Each party hereto hereby warrants that each of its representations set forth in
Section 12.1 of the Agreement is true and complete on the date hereof as if made on and as of the date hereof and as if the reference in said Section 12.1 to "this Agreement" included a reference also to this Amendment. In addition, Buyer warrants that its representation under Section 12.1(a) is true and complete as of the date hereof as if the reference in said Section 12.1(a) to "corporation" referred instead to "limited partnership" and the reference to "incorporation" to "formation."

      SECTION 3. AMENDMENTS TO DISBURSEMENT AGREEMENT

      (a) Buyer agrees that until the Capital Recovery Payments are paid in full to the Seller and Fuel Costs, as defined under the Master Agreement, are no longer payable, it will not without the prior written consent of the Seller amend or modify the priority of payment of Fuel Costs or Capital Recovery Payments as set forth in Sections 2 and 5 of the Disbursement Agreement, as defined under the Master Agreement, or the definition of those terms.

      (b) Except as set forth above, the Seller shall not have any other rights under or in respect of the Disbursement Agreement.

      SECTION 4. MISCELLANEOUS

      Except as herein provided, the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                   CEDAR BAY GENERATING COMPANY,
                                     LIMITED PARTNERSHIP

                                   By: /s/ Illegible
                                   Name: Illegible
                                   Title: Vice President

                                   COSTAIN COAL INC.

                                   By: /s/ M.E. Donohue
                                   Name: M.E. Donohue
                                   Title: Chief Financial Officer-
                                                   Eastern Division

ACKNOWLEDGED AND AGREED
in respect of Section 3
above:

BANQUE PARIBAS, NEW YORK
 BRANCH, as Agent and
 Collateral Agent

By: /s/ Dan Cozine
   ---------------
  Name: Dan Cozine
  Title: AVP

                                FUEL SUPPLY AND
                            WASTE DISPOSAL SERVICES
                                   AGREEMENT

                                    between

                              AES CEDAR BAY, INC.,
                                              Buyer

                                      and

                               COSTAIN COAL INC.,
                                              Seller


                        --------------------------------
                           Dated as of April 21, 1989
                        --------------------------------

                             Cogeneration Facility
                             Jacksonville, Florida

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I - DEFINITIONS
       Section 1.1.   Definitions ........................................   2

ARTICLE II - TERM
       Section 2.1.   Term ...............................................   7
       Section 2.2.   No Reopeners .......................................   8

ARTICLE III - SALE OF COAL
       Section 3.1.   Sale and Purchase ..................................   8
       Section 3.2.   Quantity ...........................................   9
       Section 3.3.   Quality ............................................  10
       Section 3.4.   Adjustments to Specifications ......................  12
       Section 3.5.   Sources and Reserves ...............................  13

ARTICLE IV - DELIVERY OF COAL
       Section 4.1.   Delivery ...........................................  15
       Section 4.2.   Delivery Schedules .................................  15
       Section 4.3.   Demurrage Charges ..................................  17
       Section 4.4.   Measurement of Quality .............................  17
       Section 4.5.   Measurement of Quantity ............................  20
       Section 4.6.   Shipping Reports ...................................  21
       Section 4.7.   Notice of Deliveries ...............................  21
       Section 4.8.   Noncomplying Deliveries ............................  21
       Section 4.9.   Title and Risk of Loss .............................  24
       Section 4.10.  Stockpile Obligations ..............................  25

ARTICLE V - DISPOSAL OF WASTE
       Section 5.1.   Acceptance, Transportation and
                      Disposal Obligation ................................  25
       Section 5.2.   Quantity ...........................................  26
       Section 5.3.   Method of Waste Removal ............................  26
       Section 5.4.   Removal Schedules ..................................  28
       Section 5.5.   Notices ............................................  29
       Section 5.6.   Compliance with Permits ............................  29
       Section 5.7.   Damages for Failure to Take,
                      Transport or Dispose of Waste ......................  30
       Section 5.8.   Title and Risk of Loss .............................  31
       Section 5.9.   Hazardous Waste ....................................  31
       Section 5.10.  Noncomplying Waste Other Than
                      Hazardous Waste ....................................  31
       Section 5.11.  Arrangements Other Than With
                      Seller .............................................  32

ARTICLE VI - PURCHASE PRICE FOR COAL AND
             WASTE DISPOSAL SERVICES
       Section 6.1.   Coal Price .........................................  33
       Section 6.2.   Waste Services Price ...............................  36


                                                                           Page
                                                                           ----
       Section 6.3.   Use of Indexes .....................................  36
       Section 6.4.   As-Delivered Price .................................  36
       Section 6.5.   Governmental Impositions ...........................  36
       Section 6.6.   Changes in Applicable Laws .........................  37
       Section 6.7.   Additional Fee .....................................  38

ARTICLE VII - PAYMENT AND RECORDS
       Section 7.1.   Billing ............................................  39
       Section 7.2.   Payment ............................................  40
       Section 7.3.   Non-confidential Records ...........................  40
       Section 7.4.   Audit of Records ...................................  41

ARTICLE VIII - FORCE MAJEURE
       Section 8.1.   Definition .........................................  42
       Section 8.2.   Effect of Force Majeure ............................  42
       Section 8.3.   Termination Due to Force Majeure ...................  44

ARTICLE IX - ACCESS AND ASSURANCES
       Section 9.1.   Access .............................................  45
       Section 9.2.   Assurances .........................................  45

ARTICLE X - EVENTS OF DEFAULT AND REMEDIES
       Section 10.1.  Events of Default ..................................  45
       Section 10.2.  Remedies for Breach ................................  47
       Section 10.3.  Waiver of Breach ...................................  48
       Section 10.4.  Rights and Obligations
                      of the Parties .....................................  48
       Section 10.5.  Cumulative Remedies ................................  48

ARTICLE XI - INSURANCE
       Section 11.1.  Insurance ..........................................  49
       Section 11.2.  Policies and Endorsements ..........................  49
       Section 11.3.  Waiver of Subrogation ..............................  50
       Section 11.4.  Non-limitation of Liability ........................  50

ARTICLE XII - REPRESENTATIONS, WARRANTIES
              AND COVENANTS
       Section 12.1.  General Representations,
                      Warranties and Covenants ...........................  50
       Section 12.2.  Compliance with Laws ...............................  51
       Section 12.3.  Mutual Assistance ..................................  53

ARTICLE XIII - ARBITRATION
       Section 13.1.  Arbitration ........................................  53

                                                                           Page
                                                                           ----
ARTICLE XIV - INDEMNIFICATION
       Section 14.1.  Indemnification of Seller ..........................  54
       Section 14.2.  Indemnification of Buyer ...........................  55
       Section 14.3.  Notice and Legal Defense ...........................  56
       Section 14.4.  Failure to Defend Action ...........................  56
       Section 14.5.  Indemnification Amount .............................  57
       Section 14.6.  Survival ...........................................  57

ARTICLE XV - NOTICE AND SERVICE
       Section 15.1.  Notice .............................................  57
       Section 15.2.  Service ............................................  57

ARTICLE XVI - SUCCESSORS AND ASSIGNS
       Section 16.1.  Assignment by Buyer and Seller .....................  59
       Section 16.2.  Binding Effect .....................................  62

ARTICLE XVII - MISCELLANEOUS
       Section 17.1.  Independent Contractor .............................  62
       Section 17.2.  Agents of Seller; Subcontractors ...................  62
       Section 17.3.  Waste Contractor ...................................  63
       Section 17.4.  Certain Notices ....................................  64
       Section 17.5.  Confidentiality ....................................  64
       Section 17.6.  Amendments .........................................  64
       Section 17.7.  Choice of Law ......................................  64
       Section 17.8.  Severability and Renegotiation .....................  64
       Section 17.9.  Other Agreements ...................................  65
       Section 17.10. Captions ...........................................  65
       Section 17.11. Counterparts .......................................  65
       Section 17.12. Further Assurances .................................  65
       Section 17.13. No Third Party Rights ..............................  65
       Section 17.14. Survival of Provisions .............................  65

                                     ANNEXES

ANNEX A -   FACILITY SITE

ANNEX B -   DESCRIPTION OF LOADING FACILITY AND DEDICATED COAL RESERVES

ANNEX C -   DESCRIPTION OF WASTE DISPOSAL SERVICES AND SITES

ANNEX D -   CALCULATION OF INDEXES FOR COAL PRICE AND WASTE SERVICES PRICE

ANNEX E -   SAMPLE CALCULATION OF MONTHLY COAL PAYMENT

ANNEX F -   COMPONENTS OF PERIODIC ANALYSIS

ANNEX G -   EXAMPLE OF STOCKPILE DEFICIENCY CALCULATION

                                 FUEL SUPPLY AND
                             WASTE DISPOSAL SERVICES
                                    AGREEMENT

            AGREEMENT dated as of April 21, 1989, between AES CEDAR BAY, INC., a Delaware corporation ("Buyer"), and COSTAIN COAL INC., a Delaware corporation ("Seller").

                              W I T N E S S E T H :

            WHEREAS, Buyer desires to construct and operate a nominal 225 megawatt (net) coal-fired cogeneration facility at Jacksonville, Florida for the production and sale of steam and electricity;

            WHEREAS, Buyer has entered into an agreement with Florida Power & Light Company for the purchase and sale of electricity produced by said cogeneration facility;

            WHEREAS, Seller desires to sell and deliver coal to Buyer for use in the production of steam and electricity at the cogeneration facility and to take, transport and dispose of certain waste produced by said cogeneration facility; and

            WHEREAS, Buyer desires to purchase and accept such coal from Seller, and to have Seller take, transport and dispose of such waste produced by said cogeneration facility, all upon the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:

            "AAA" means the American Arbitration Association.

            "Adjustment Date" has the meaning set forth in Section 6.1 hereof.

            "Agreement" means this agreement, including all appendices and all amendments thereto that may be made from time to time.

            "Applicable Laws" means valid laws, treaties, rules, regulations, ordinances, orders, codes, judgments, decrees, injunctions, Permits or decisions having the force of law of any federal, state or local government, authority, agency, court or other governmental body, including official interpretations thereof which are binding on the Parties as a matter of law, having jurisdiction over the matter in question, as in effect from time to time.

            "As Received" means the condition of the Coal supplied hereunder at the Coal sampling point as designated in Section 4.4(b) hereof.

            "ASTM" means the American Society for Testing Materials.

            "Average Specifications" means the specifications for Coal set forth in Section 3.3(b) hereof.

            "Bark" means tree bark supplied by Seminole Kraft Corporation to Buyer which is a by-product from paper-making operations of Seminole Kraft Corporation's paper mill adjoining the Facility Site.

            "Btu" means a British thermal unit.

            "Business Day" means Monday through Friday excluding federal holidays.

            "Buyer" means AES Cedar Bay, Inc., a Delaware corporation, and its successors and permitted assigns, as buyer hereunder.

            "Carrier" means the railroad transporting and delivering the Coal, as designated by Seller.

            "Carrier Car" means a bottom-dump, open-top hopper rail car owned by the Carrier.

            "Coal" means coal supplied or to be supplied by Seller pursuant to this Agreement, but excluding any reclaimed Fines or materials from tailing ponds or gob piles.

            "Coal Delivery Point" means the physical point at which Coal is to be delivered to Buyer at the Facility Site in accordance with Section 4.1 hereof.

            "Coal Price" means the price for Coal as calculated pursuant to Sections 6.1 and 3.4(c) hereof, as such may be adjusted from time to time hereunder.

            "Coal Reserves" has the meaning set forth in Section 3.5(b) hereof.

            "Commercial Operation Date" means the date which Buyer designates in writing as the initial date of commercial operation of the Facility as specified in the Power Purchase Agreement, which date, for purposes of this Agreement, is expected to be not later than March 31, 1993, but which shall be designated to be a date not later than the earlier of (a) January 1, 1995 or (b) 90 days after the date on which coal shipments (other than start-up coal shipments) begin.

            "Construction Contract" means the construction contract to be entered into between Buyer and the entity or entities chosen by Buyer and providing for the design, engineering, construction and testing of the Facility, including all appendices and amendments thereto that may be made from time to time.

            "Electricity Purchaser" means Florida Power & Light Company, a Florida corporation.

            "Event of Default" has the meaning set forth in Section 10.1 hereof.

            "Facility" means those components comprising a 225 megawatt (net) coal-fired cogeneration plant to be located in Jacksonville, Florida, and related facilities located on the Facility Site, including without limitation the appropriate transmission line, storage silos and any and all appliances, parts, instruments, appurtenances, accessories and other property that may be incorporated or installed in or attached to or otherwise become a part of such plant, the coal and limestone unloading and waste loading apparatus, and all associated materials, transport systems and associated equipment to be located at or near the Facility Site, and related facilities, including without limitation any and all appliances, parts, instruments, appurtenances, accessories and other property that may be incorporated or installed in or attached to or otherwise become a part of such apparatus and equipment.

            "Facility Site" means the approximately thirty (30) contiguous acres of real property in Jacksonville, Florida, as shown in Annex A attached hereto, upon which certain parts of the Facility will be located.

            "Financial Closing Date" means the date of the first closing of the initial construction financing of the Facility.

            "Financing Documents" means any and all loan agreements, notes, indentures, security agreements, subordination agreements, mortgages, partnership agreements, subscription agreements, participation agreements and other documents relating to the construction, interim and long-term financing (both debt and equity) of the Facility and any refinancing of the Facility (including a leveraged lease), including any and all modifications, extensions, renewals and replacements of any such financing or refinancing.

            "Financing Parties" means (i) any and all lenders providing the construction, interim or long-term financing (including a leveraged lease or any other refinancing thereof) for the Facility, and any trustee or agent acting on their behalf, and (ii) any and all equity investors including partners of Buyer (but excluding Buyer) providing financing or refinancing for the Facility, and any trustee or agent acting on their behalf.

            "Fines" means Coal of a size which passes through a 28 Tyler mesh opening.

            "Force Majeure" has the meaning set forth in Section 8.1 hereof.

            "Hazardous Waste" means a substance which is classified as a hazardous waste under RCRA or similar Applicable Laws.

            "Indemnified Party" has the meaning set forth in Section 14.3 hereof.

            "Individual Specifications" means the specifications for the Coal set forth in Section 3.3(a) hereof.

            "Initial Delivery Date" means the first day upon which Seller is scheduled to deliver Coal to Buyer pursuant to this Agreement.

            "Laboratory" has the meaning set forth in Section 4.4(a) hereof.

            "Letter Agreement" has the meaning set forth in Section 2.1 hereof.

            "Loading Facility" has the meaning set forth in Section 3.5(a) hereof.

            "month", "day" and "year" mean the calendar month, day and year, respectively.

            "Party" means either Seller or Buyer, as the case may be, and "Parties" means Seller and Buyer.

            "Periodic Analysis" has the meaning set forth in Section 4.4(e) hereof.

            "Permit" means any valid waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from any national, federal, state or local government, authority, agency, court or other body, whether in the United States or outside of the United States, having jurisdiction over the matter in question, as in effect from time to time.

            "Power Purchase Agreement" means the power purchase agreement for the sale of electricity generated by the Facility dated as of May 6, 1988 between Buyer and the Electricity Purchaser, including all appendices and all amendments thereto that may be made from time to time.

            "Price Ceiling" has the meaning set forth in Section 6.1(c) hereof.

            "Price Floor" has the meaning set forth in Section 6.1(c) hereof.

            "Prime Rate" means the interest rate (sometimes referred to as "Base Rate") for large commercial loans to creditworthy entities published by the Agent Bank (as defined in the Financing Documents) or its successor bank, as such rate may be in effect from time to time.

            "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss. 6901-6991(i), and all amendments thereto that may be made from time to time.

            "Quarterly Adjustment Date" has the meaning set forth in Section 6.1(b) hereof.

            "Seller" means Costain Coal Inc., a Delaware corporation, and its successors and permitted assigns, as seller hereunder.

            "Seller Car" means a bottom-dump, open-top hopper rail car owned or leased by the Seller.

            "Shareholder's Letter Agreement" has the meaning set forth in
      Section 2.1 hereof.

            "Source Sample" has the meaning set forth in Section 4.4(b) hereof.

            "Specifications" means any or all of the Individual Specifications, Average Specifications, and Periodic Specifications, as appropriate.

            "Subordinated Lender" means Seller or its designee approved by Buyer.

            "Subordinated Loan Agreement" has the meaning set forth in Section
      2.1 hereof.

            "Superfund" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. ss.ss. 9601-9675, and all additional amendments thereto that may be made from time to time.

            "Ton" means a short ton of 2,000 pounds (avoirdupois).

            "Unit Train" means the train transporting and delivering Coal hereunder, which train shall contain no more than ninety (90) rail cars, each such car rated to a maximum capacity of approximately one-hundred
      (100) Tons.

            "Waste" means solid fly ash and bottom ash waste generated or produced by combustion of coal and Bark with limestone at the Facility plus inert materials (i.e., sand or other material having no active chemical or toxic properties) added by Buyer as necessary. Blow down water and boiler cleaning sludge produced during boiler cleaning operations or otherwise are specifically excluded from the definition of Waste.

            "Waste Acceptance Point" means the physical point at which Seller shall take the Waste in trucks or rail cars from the Facility Site in accordance with Article V hereof.

            "Waste Disposal Site" means the physical location described in Annex C attached hereto at which Seller shall dispose of the Waste from the Facility in accordance with Article V hereof.

            "Waste Services Price" means the price for Waste taking, transportation and disposal services as calculated pursuant to Sections
      6.2 and 6.6 hereof, as such may be adjusted from time to time hereunder.

                                   ARTICLE II

                                      TERM

            Section 2.1. Term.

            (a) Duration. This Agreement shall be effective upon execution hereof and, unless earlier terminated in accordance with the terms hereof or applicable law, shall continue for a period of twenty (20) years after the Commercial Operation Date.

            (b) Subordinated Debt. Within thirty (30) days after the date hereof, Buyer and the Subordinated Lender will enter into a Letter Agreement pursuant to which the Subordinated Lender will enter into a subordinated loan agreement (the "Subordinated Loan Agreement") on the Financial Closing Date upon satisfaction of specified conditions precedent. The Subordinated Loan Agreement shall constitute one of the Financing Documents, contain terms and conditions (other than terms relating to fees, premiums, interest rates, timing of drawdowns and other pricing matters) substantially the same as those in the other subordinated loan agreements included in the Financing Documents, and shall commit the Subordinated Lender to lend to Buyer up to $15,000,000. If the Parties have not entered into the Letter Agreement by the above-specified date, then either Party may thereafter terminate this Agreement upon ten (10) days written notice to the other. In the event the Subordinated Lender breaches the aforementioned Letter Agreement by not entering into the Subordinated Loan Agreement in accordance with the terms of the Letter Agreement, Buyer may, in addition to its other rights and remedies, terminate this Agreement without any further obligations to Seller under this Agreement, such termination to be effected by written notice to Seller given within thirty (30) days after the occurrence of such breach.

            (c) Shareholder's Letter Agreement. Within twenty (20) days after the date hereof, Buyer and Seller will enter into a Shareholder's Letter Agreement (the "Shareholder's Letter Agreement") in form and substance satisfactory to the Parties. If the Parties have not entered into the Shareholder's Letter Agreement by the above-specified date, then either Party may thereafter terminate this Agreement upon ten (10) days written notice to the other.

            (d) Early Termination. In the event the Financial Closing Date does not occur by July 1, 1991, then Seller shall have the right to terminate this Agreement upon thirty (30) days written notice to Buyer. In the event the Financial Closing Date does not occur by January 1, 1995 and this Agreement has not been terminated prior to such date, then this Agreement shall terminate as of such date without any requirement for notice hereunder.

            Section 2.2. No Price Reopeners. During the term of this Agreement, there shall be no price adjustments, except as specifically set forth in Sections 3.4(c), 4.3, 5.9, 5.10, 5.11, 6.1, 6.2, 6.5, 6.6 and 6.7 hereof.

                                   ARTICLE III

                            SALE AND PURCHASE OF COAL

            Section 3.1. Sale and Purchase. Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and accept, Coal in the quantities, of the qualities, and upon the other terms and conditions set forth in this Agreement. Seller shall perform its obligations under this Agreement in a good and workmanlike manner and in accordance with the generally accepted standard of care in the coal supply industry. Buyer shall perform its obligations under this Agreement in a good and workmanlike manner and in accordance with the generally accepted standard of care in the power supply industry.

            Section 3.2. Quantity.

            (a) Requirements. During the term of this Agreement, Seller shall sell and deliver to Buyer and Buyer shall purchase from and pay Seller for (subject to Section 3.2(b) hereof), one-hundred percent (1O0%) of Buyer's coal requirements for the Facility in each year, which currently are estimated to equal approximately 80,000 Tons of coal from the Financial Closing Date until the Commercial Operation Date and approximately 925,000 Tons of coal per year from the Commercial Operation Date through the remaining term of this Agreement. It is understood and acknowledged by the Parties that such estimates are for informational purposes only, and that the actual quantity of Coal to be supplied hereunder shall be determined by, among other things, the actual availability and operating performance of the Facility, the demand for electricity by the Electricity Purchaser and the quality and other characteristics of the coal used at the Facility. Buyer and Seller acknowledge that Bark will also be used as fuel at the Facility, in amounts not exceeding fifteen percent (15%) by heat content of the total fuel requirements of the Facility. Buyer will use only coal and Bark (and gas or oil for start-up purposes only) as fuel in the Facility. Notice of estimates of quantity requirements of Coal (and estimates of Bark use) shall be given by Buyer to Seller as specified in Section 4.2 hereof.

            (b) Failure of Seller to Deliver. If at any time Seller fails for any reason (including without limitation breach of this Agreement, Force Majeure or the failure to perform of any third party) to deliver Coal as required under this Agreement, Buyer shall have the right to obtain coal from any other source as and to the extent and for the duration reasonably necessary to enable Buyer to replace the coal not being delivered by Seller, and Buyer shall not be considered in breach of this Agreement as a result of taking such action. Buyer shall first provide Seller notice of Buyer's intent to order replacement Coal, and Seller shall have three (3) days from the date of receipt of such notice to elect to ship such replacement Coal and to provide Buyer with reasonable assurance that such Coal will be delivered within three (3) days after the end of such initial three (3) day period. Absent such election and provision of assurance from Seller, Buyer may proceed to order replacement Coal.

Seller shall use reasonable efforts to assist Buyer in finding and acquiring such replacement supplies. The amounts of Coal Buyer is required to purchase from Seller pursuant to Section 3.2(a) hereof shall be reduced by any amounts Buyer obtains from other sources pursuant to this Section 3.2(b).

            (c) Damages for Failure of Seller to Deliver. Except as excused hereunder, if Seller shall fail to deliver Coal as required under this Agreement, Buyer shall have the right to obtain coal from any other source as and to the extent and for the duration reasonably necessary to enable Buyer to replace the Coal not being delivered by Seller, and Buyer shall not be considered in breach of this Agreement as a result of taking such action, provided that Buyer shall give Seller three days' advance notice of any such alternative arrangements during which period Seller may identify or propose replacement supplies, which proposal may include shipments delivered by Seller, and which proposal shall be accompanied by reasonable assurances that the coal will be delivered within three days after the giving of such proposal and assurances. In the event that Buyer purchases replacement coal supplies pursuant to this Section 3.2(c), Seller shall reimburse Buyer for the excess, if any, of the direct, out-of-pocket costs reasonably incurred by Buyer in connection with the purchase of replacement coal over the costs that otherwise would have been incurred for the purchase of Coal under the terms of this Agreement.

            Section 3.3. Quality. The Coal delivered by Seller to Buyer hereunder shall have the following qualities and characteristics:

            (a) Individual Specifications. Subject to Sections 4.8(a) and (b) hereof, the following minimum and maximum specifications (the "Individual Specifications"), shall apply to each shipment of Coal hereunder with such compliance to be determined on the basis of the analysis of said delivery pursuant to Section 4.4 hereof:

              Total Moisture                             10% maximum

              Total Ash                                  14% maximum

              Heat Content                             11,500 Btu/lb
              (ASTM D-2015 or D-3286)                        minimum

              Total Sulfur                              1.5% maximum

              Fines                                      25% maximum

              Top Size                               Maximum of 2% over
                                                       4 inches

              Na(2)O plus K(2)O in ash                    5% maximum

            (b) Average Specifications. The results of the analysis of each shipment of As-Received Coal obtained pursuant to Section 4.4 hereof (after the first five (5) such shipments) shall be averaged on a weighted basis with the results of the analyses of the five immediately preceding shipments of As-Received Coal, and the average so calculated must satisfy the following minimum and maximum specifications (the "Average Specifications"):

              Total moisture                              9% maximum

              Ash                                        12% maximum

              Heat Content                            12,000 Btu/lb.
              (ASTM D-2015 or D-3286)                        minimum

              Total Sulfur                              1.2% maximum

              Fines                                      15% maximum

              Top Size                               Maximum of 2% over
                                                       4 inches

              Na(2)O plus K(2)O in ash                  3.4% maximum

              Hardgrove grindability index                40 minimum

            (c) All Coal delivered hereunder shall be substantially free of impurities, including, but not limited to, bone, slate, earth, clay, rock, metal objects, discrete pieces of pyrite (other than pyrite inherent in the Coal) or wood. No oil or other material will be added to change the natural heating value of the Coal. Seller will use reasonable efforts to load each shipment of Coal in a manner that will reasonably ensure a uniformity of size.

            Section 3.4. Adjustments to Specifications.

            (a) Adjustments for Test Burn. Within twenty (20) days after a request from Buyer, Seller shall deliver to a location designated by Buyer Coal consistent with the Specifications and in sufficient quantities (estimated to be one-hundred (100) Tons of Coal) such that Buyer can complete, prior to the actual performance testing of the Facility under the Construction Contract, a test burn demonstrating the qualities of the Coal. The test burn, if any, shall be completed within three (3) months after the Financial Closing Date and shall include the burning of the Coal, the Bark and limestone. Seller shall be promptly reimbursed for the cost of shipping the Coal to the test location. Buyer agrees to deliver to Seller within thirty (30) days after such test burn a sample of the waste resulting therefrom. If Buyer reasonably determines after such test that changes in the Specifications may be necessary for the efficient operation of the Facility in accordance with Applicable Laws and Permits, Buyer shall have the right to request adjustments in the Specifications as necessary for the Facility to operate in such manner, provided that Buyer shall first make reasonable investigation into the practicality of making physical adjustments to the Facility in lieu of or in addition to making such changes in the Specifications. The response to Buyer's request shall be determined in accordance with the procedures set forth in Section 3.4(c) hereof.

            (b) Adjustments Due to Regulatory Changes. If as a result of any change in Applicable Laws, Buyer reasonably deems it necessary (given the then-existing physical plant of the Facility) to burn Coal having specifications different from the then-current Specifications. Buyer shall first make reasonable investigation into the practicality of making physical adjustment to the Facility in lieu of or in addition to making such changes in the Specifications, and may then request such adjustments in the Specifications from Seller as necessary to comply with such Applicable Laws. The response to Buyer's request shall be determined in accordance with the procedures set forth in
Section 3.4(c) hereof.

            (c) Procedures for Adjusting Specifications. Within thirty (30) days after receiving a request from Buyer pursuant to Sections 3.4(a) or (b) hereof that the Specifications be adjusted, Seller shall notify Buyer of whether Seller disputes Buyer's determination that such changes in the Specifications are necessary, and, if so, the reasons for any such dispute (which may include Seller's reasoned belief that it is more practical for Buyer to make adjustments or additional adjustments to the physical plant of the Facility rather than to adjust the Specifications). In the event of such a dispute, the Parties shall each provide the other with all relevant information and documents in their respective possession, and shall negotiate in good faith for a period of thirty (30) days in an attempt to resolve such dispute, after which time either Party may submit the dispute to arbitration pursuant to Article XIII hereof. For assistance, the arbitration panel may consult an engineering firm selected by the Parties (or if the Parties are unable to agree on such a firm, then selected by the arbitration panel). The arbitration panel shall be directed to render its decision on the dispute within thirty (30) days of its selection. In the event that Seller does not dispute Buyer's determination that changes in the Specifications are necessary, or in the event the arbitration panel rules that changes in the Specifications are necessary, then, if Seller reasonably determines that it can meet such revised Specifications, the Specifications shall be revised accordingly, and Seller shall specify an incremental increase in the Coal Price, which increase in price shall be sufficient to compensate Seller for the full economic impact of making such change, and shall not be subject to arbitration. The increased price shall thereafter be the Coal Price hereunder (and the Ceiling Price and the Floor Price in Section 6.1(c) shall be adjusted upward accordingly); provided that if Buyer reasonably believes such adjusted price to be unacceptable, Buyer shall so inform Seller and the Parties shall for a period of 30 days endeavor in good faith to agree on an adjusted price. If the Parties then are unable to agree, Buyer shall have the right to terminate this Agreement upon ten (10) days advance written notice to Seller given within thirty (30) days after the end of such thirty (30) day period. If Buyer does not thus exercise such right, the adjusted price proposed by Seller shall be the Coal Price hereunder.

            Section 3.5. Sources and Reserves.

            (a) Sources. The Coal sold and purchased hereunder shall be shipped from Seller's loading facility described in Annex B attached hereto (the "Loading Facility"), provided that Seller shall have the right, upon prior written approval of Buyer, not to be withheld unless Buyer reasonably determines that it is or would be materially adversely affected thereby, to deliver Coal meeting the Individual and Average Specifications from other sources owned by Seller, its affiliates or third parties unaffiliated with Seller. Prior to the initial delivery of Coal from a location other than the Loading Facility, Seller shall provide to Buyer a Periodic Analysis of such Coal for informational purposes. Deliveries of Coal hereunder from any source other than the Loading Facility shall comply with and be subject to all terms and conditions of this Agreement.

            (b) Reserves. Seller represents and warrants that Seller now owns, leases or otherwise has the legal right to mine and sell, and has dedicated or will dedicate to the performance of this Agreement on or before the Financial Closing Date, a sufficient number of Tons of recoverable Coal (the "Coal Reserves") and productive capacity to enable Seller to supply Coal in accordance with the provisions of this Agreement during the term hereof. Descriptions of the Coal Reserves are set forth in Annex B hereto and maps depicting said reserves are attached thereto, which Annex and maps are incorporated herein by this reference. Seller warrants that the Coal from the Coal Reserves will meet the Specifications provided for in this Agreement. From time to time, Seller may substitute coal reserves meeting the quality specifications herein for those reserves indicated in Annex B, subject to the approval of Buyer, which approval shall not be unreasonably withheld. Such substituted reserves shall be subject to the provisions of this Agreement relating to the Coal Reserves. Dedicated Coal Reserves shall be reduced by five percent (5%) of the total Coal Reserves each year after the Commercial Operation Date. Nothing in this Section 3.5(b) shall limit Seller's right to deliver Coal from other sources as specified in
Section 3.5(a) hereof.

            (c) Transfer of Reserves. At any time during the term of this Agreement, Seller shall not sell, lease, contract to sell, mortgage, grant a security interest in or otherwise transfer, encumber or permit to be sold, leased or otherwise transferred, any interests in the Coal or in the Coal Reserves in such quantities as to jeopardize Seller's ability to supply the required quantities remaining to be provided hereunder from the Coal Reserves or which may interrupt any scheduled deliveries hereunder. Notwithstanding the foregoing, this Section 3.5(c) shall not prohibit Seller from granting a mortgage or other security interest in the Coal Reserves pursuant to any arm's-length transaction providing secured financing to Seller or an affiliate of Seller on commercially reasonable terms under which the grantee of such mortgage or security interest, and transferees of such grantee's interest, are subject to Buyer's rights to the Coal Reserves under this Agreement (including this Section 3.5(c)).

                                   ARTICLE IV

                                DELIVERY OF COAL

            Section 4.1. Delivery.

            (a) Delivery Points. This Agreement is a "destination" contract in which Seller agrees to deliver Coal F.O.B. the Facility at the Coal Delivery Point. The Coal Delivery Point shall be located at the Facility Site or at such other locations at or near the Facility Site as Buyer may designate from time to time, provided that Buyer shall reimburse Seller for its reasonable costs incurred due to Buyer's redesignation of the Coal Delivery Point.

            (b) Delivery Arrangements. Seller shall provide, or shall enter into with responsible carriers, such arrangements for transportation as are necessary to ensure timely delivery of Coal to the Coal Delivery Point in accordance with the schedules determined pursuant to Section 4.2 hereof. Within sixty (60) days after the date hereof Seller shall provide Buyer with a plan setting forth the manner in which Seller intends to transport and deliver Coal in accordance with this Agreement during the term hereof. Such plan shall be accompanied by appropriate evidence (excluding agreements subject to confidentiality obligations) demonstrating that Seller shall be able to provide such necessary transportation services so as to ensure delivery of Coal as required by this Agreement. In the event that Seller shall desire to change the manner in which it transports and delivers Coal, then Seller shall provide Buyer with updated information and backup documentation as described in this Section 4.1(b) regarding such revised transportation and delivery plans. Any such revision shall be subject to Buyer's consent which shall not be withheld unless Buyer reasonably determines that it is or would be materially adversely affected thereby. Buyer shall be responsible for the uploading of Coal at the Coal Delivery Point, including the supply of necessary equipment for such unloading. Within sixty (60) days after the date hereof, Buyer shall deliver to Seller a plan setting forth the manner in which Buyer intends to unload Coal at the Facility Site.

            Section 4.2. Delivery Schedules. At least ninety (90) days prior to the Initial Delivery Date, Buyer shall deliver to Seller an estimate of the tonnage of Buyer's Coal requirements for the remainder of the calendar year in which the Initial Delivery Date occurs, and thereafter at least ninety (90) days prior to the beginning of each calendar year, Buyer shall deliver to Seller an estimate of the tonnage of Buyer's Coal requirements for such calendar year. By the thirtieth (30th) day preceding the start of each calendar quarter from the Initial Delivery Date and continuing during the term of this Agreement, Buyer shall provide Seller with an updated estimate of the amount of Coal to be delivered to Buyer during such quarter pursuant to this Agreement. In addition, on or before the fifteenth (15th) day of each month from the Initial Delivery Date and continuing during the term of this Agreement, Buyer shall deliver to Seller written notice containing the amount of Coal required by Buyer during the next succeeding month. Buyer shall use reasonable efforts to ensure that such amounts are approximately equal from month to month, and that any such amount is not more than eighty-thousand (80,000) Tons per month. Upon receipt of such notice, Seller shall arrange delivery of said quantities of Coal in accordance with Buyer's stated requirements for such month and shall, on or before the seventh (7th) day preceding such month, deliver to Buyer a schedule listing the days in such month on which Coal deliveries are expected to occur and the amounts to be delivered on such days, the aggregate of which shall equal Buyer's stated requirements, allowing for deviation upwards or downwards only as necessary to provide for whole Unit
Train shipments. Seller shall have no liability hereunder for failure to deliver on the specific days listed in such schedule, except to the extent such failure results in a shortfall in deliveries as specifically provided in
Section 10.1(b) hereof. Upon Buyer's request Seller shall use reasonable efforts to modify said schedule to the extent necessary to accommodate changing coal requirements of Buyer. Seller shall promptly notify Buyer in the event Seller learns of a probable interruption in a scheduled delivery of Coal. Buyer shall promptly notify Seller in the event Buyer learns of a probable interruption in the operation of the Facility. Buyer agrees to use reasonable efforts to accommodate Seller's need to efficiently utilize its private railroad equipment; provided that Buyer's obligation hereunder shall not modify Seller's obligation to deliver Buyer's requirements for Coal as set forth in Section 3.2(a) hereof. In the event Buyer requests delivery in any month of Coal in amounts in excess of 80,000 Tons, Seller shall use reasonable efforts to supply such Coal. In the event such additional delivery requires Seller to incur additional transportation costs, Seller may condition its delivery of such additional Coal upon the reimbursement by Buyer of such costs.

            Section 4.3. Delivery and Detention Charges and Ash Car
Reimbursement.

            (a) Side Track Agreement. It is understood by the Parties that Buyer intends to enter into a sidetrack agreement with Carrier for receipt and unloading of Coal and loading of pelletized Waste at the Facility Site. Seller agrees to cooperate with Buyer in Buyer's negotiation with Carrier toward such agreement. Seller has informed Buyer of Buyer's obligation to pay demurrage and detention charges to the Carrier as set forth in Carrier Freight
Tariff CSXT 8200, with the exception that Buyer shall be allowed a maximum of six (6) hours to unload instead of four (4) hours. Buyer shall promptly pay or otherwise resolve all such charges so as not to cause any interference with Seller's transportation services.

            (b) Private Equipment Utilization. Buyer acknowledges that Seller may purchase railroad equipment, including Seller Cars. Seller agrees that such railroad equipment shall be capable of performing the services hereunder and shall be kept in good working order and repair to meet the Coal supply and Waste disposal requirements as stated herein. In order to assure Seller efficient utilization of Seller Cars and to provide a timely supply of Coal to the Facility, Buyer agrees to pay to Seller demurrage fees for failure to unload each Unit Train in six (6) hours or less, and to load pelletized Waste as described in Section 5.3(c). The demurrage fee shall be five dollars ($5.00) per Seller Car for each full hour or fraction thereof that Buyer detains the Seller Cars in excess of six (6) hours, payable under such terms and conditions as are set forth in Freight Tariff CSXT 8200, as applicable, as if Seller were the railroad under such tariff. The five dollar ($5.00) charge shall increase or decrease at the same percentage rate change as the detention charge for Carrier Cars under Freight Tariff CSXT 8200.

            (c) Reimbursement for Capital Costs. If the Carrier reimburses Buyer for capital costs incurred by Buyer or otherwise and Seller is required to purchase additional rail cars to accommodate Buyer's Waste loading, then Buyer will pay Seller up to fifty percent (50%) of such Carrier reimbursement amount, such amount not to exceed seven hundred fifty thousand dollars ($750,000).

            Section 4.4. Measurement of Quality.

            (a) Laboratory; Standards. Seller's laboratory (the "Laboratory") shall perform the analyses required under

Section 4.4(c) hereof. The Laboratory shall be maintained and operated in accordance with ASTM standards. Buyer shall have the right to have a representative present at any and all times to observe sampling and analysis performed pursuant to this Section 4.4 and operations and maintenance of the Laboratory. Except as the Parties may otherwise agree, the sampling and the sample preparation pursuant to Section 4.4(b) hereof shall be performed in accordance with ASTM Methods D-2234 and D-2013, respectively, and all analyses performed pursuant to Sections 4.4(c), (d) and (e) hereof shall be performed in accordance with all applicable ASTM methods.

            (b) Sample. Seller shall obtain a representative sample (the "Source Sample") of each shipment of Coal as it is loaded into rail cars for final shipment to Buyer. Seller shall divide each Source Sample into two parts and put each part into a suitable airtight container. One part shall be delivered to the Laboratory and the other part shall be retained by Seller.

            (c) Short Prox Analysis. At Seller's expense, the Laboratory shall analyze its part of each Source Sample for total moisture, ash, heat content (ASTM Method D-2015 or D-3286) and sulfur (the "Short Prox Analysis"). Seller shall deliver the results of the Short Prox Analysis to Buyer in accordance with Section 4.6 hereof. If Buyer does not take exception to the results of Seller's analysis within sixty (60) days after receipt thereof, said analysis shall be deemed conclusive and all appropriate samples and parts, including the retained sample, may be discarded.

            (d) Other Specifications. Buyer shall have the right for the sixty
(60) day time period set forth in Section 4.4(c) hereof, upon written notice to Seller, to have the second half of the Source Sample tested at Buyer's expense at an independent laboratory, selected by mutual agreement of the Parties, for Na(2)O and K(2)O and for the Hardgrove Grindability Index in order to determine Buyer's compliance with the Specifications set forth in Sections 3.3(a) and (b) hereof. The results obtained by such independent laboratory shall be binding on the Parties so long as all such tests are performed in accordance with ASTM standards and a split of the sample is retained for purposes of independent testing in accordance with Section 4.4(f)(i) hereof. Seller shall grant Buyer access to Seller's Loading Facility (and any other sources of the Coal delivered hereunder) to test for Fines and top size in order to determine Buyer's compliance with the Specifications set forth in Sections 3.3(a) and (b) hereof.

            (e) Periodic Analysis. In addition to the tests performed pursuant to Section 4.4(c) hereof, at least once every three (3) months, Seller, at its expense, shall perform, or cause to be performed, an ultimate, ash, and trace element analysis of the Source Sample as set forth in Annex F attached hereto (the "Periodic Analysis"). Seller shall deliver the results of the Periodic Analysis to Buyer within three (3) days after receipt thereof by Seller. Buyer shall have the right at its own expense to have the Periodic Analysis performed more frequently in its discretion. Either Party may request that analysis of other factors be included at its expense.

            (f) Independent Test. (i) Buyer shall have the right at any time, upon written notice to Seller, to have the second half of the Source Sample tested at Buyer's expense at an independent laboratory selected by mutual agreement of the Parties. In addition, in the event Buyer has elected to have the second half of the Source Sample tested pursuant to Section 4.4(d) hereof, Seller shall have the right at any time to have the second half of the Source Sample tested at Seller's expense at an independent laboratory selected by mutual agreement of the Parties. In the event the results of such independent-laboratory analysis are outside ASTM tolerances when compared to the analysis of the first half, the results of the independent laboratory analysis shall be deemed conclusive and binding on the Parties, only in respect to those Specifications outside ASTM tolerances, for all purposes hereunder.

            (ii) Notwithstanding the foregoing, Buyer shall have the right at any time to perform a bias test of Seller's sampling system and such other test and review as reasonably necessary to confirm that such sampling system is in accordance with ASTM Standards.

            (iii) In the event, on more than three (3) occasions during a twelve
(12) month period, the results of the analysis of the second half of the Source Sample pursuant to Section 4.4(f)(i) hereof have been outside ASTM tolerances when compared to the analysis of the first half of the Source Sample, then upon Buyer's request the Parties shall meet to seek to determine the reasons therefor. Upon such event, if Buyer is not reasonably satisfied with Seller's assurances as to the continued reliability and accuracy of the Laboratory, the Parties shall agree upon an independent laboratory to replace the Laboratory for all or an appropriate part of the testing under this Section 4.4, provided that any such independent laboratory must be maintained and operated in accordance with ASTM standards, must provide the Parties with access to its facilities for observation of testing and test methods, and must be able to fulfill the scheduling and other requirements imposed upon the Laboratory pursuant to this Agreement.

            Section 4.5. Measurement of Quantity.

            (a) If Seller provides scales at designated mines which are approved by Carrier and are used by Carrier in determining freight billings, such scales shall be utilized to determine the weight of Coal shipments made from such designated mines to the Facility. The weight so determined shall be used by Seller in invoicing such Coal.

            (b) In the event Seller does not provide scales pursuant to Section 4.5(a) hereof or during such periods when Seller's scales are inoperative, Buyer shall weigh Coal at the Facility Site using its certified belt scales which shall be tested and maintained in accordance with the then-current edition of the American Association of Railroads Scale Handbook.

            (c) If requested by either Party, the other Party shall provide reasonable notice and adequate access so that the requesting Party has a reasonable opportunity to witness the loading and weighing process and procedures, as well as any equipment calibrations as performed to the weighing facilities. Each Party shall provide a copy of all scale calibration and test results to the other Party. At any reasonable time, Buyer or Seller may request verification of the calibration of any weighing device used by the other Party where such weighing device is used to determine the weight of the Coal for determining the Coal Price hereunder. If as a result of any such verification the weighing device is found to be in error, then the Party in control of such weighing device shall pay for the requested verification and shall, at no expense to the requesting Party, ensure that such weighing device is promptly repaired and restored to a condition of accuracy. If the weighing device is found not to be in error, the requesting Party shall pay for the requested verification. Each Party retains the right to spot weigh any shipment of Coal at any time using scales of its choice, provided that such weighing shall not unreasonably interfere with or delay the delivery or unloading of Coal hereunder.

            (d) During any period that (i) either Seller has not provided scales pursuant to Section 4.5(a) hereof or such scales are inoperative, and (ii) any scales of Buyer pursuant to Section 4.5(b) hereof are also inoperative, the weight of each shipment of Coal shall be determined by the average of the actual weights of each car in the five (5) most recently weighed shipments, multiplied by the actual number of unweighed cars in the unweighed train.

            Section 4.6. Shipping Reports. At least eighteen (18) hours prior to the delivery of each shipment of Coal, Seller shall de1iver to Buyer, by telecopy or other method specified in Article XV hereof, a shipping report containing the following information: (a) the estimated quantity of Coal to be delivered based on the capacity and number of rail cars, (b) the name of the carrier, (c) the identity of the Loading Facility, or if such Coal did not originate at the Loading Facility, then the identity of the source of the Coal delivered, (d) the date the Coal was loaded for delivery to Buyer, (e) a certificate of Seller stating whether the shipment meets the Individual Specifications and (f) the results of the Short Prox Analysis. Buyer need not accept any shipment of Coal prior to the receipt of the shipping report containing all of the information set forth in this Section 4.6. Notwithstanding the provisions of Article XV hereof, shipping reports sent by telecopy shall be deemed served as of the time transmitted. In the event the telecopy machine of either Party is inoperative, then the information contained in the shipping report may be communicated by telephone, provided that written confirmation of such telephonic report shall be provided as soon as reasonably possible thereafter.

            Section 4.7. Notice of Deliveries. At least four (4) hours in advance of a delivery scheduled on a weekday and eight (8) hours in advance of a delivery scheduled on a weekend, Seller or its designee (which may be the Carrier) shall give notice of the time of such delivery by telephone to the person designated in writing from time to time by Buyer to Seller.

            Section 4.8. Noncomplying Deliveries. Seller recognizes that the failure to deliver Coal in accordance with this Agreement may, among other things (i) cause Buyer to be unable to operate the Facility without violating Applicable Laws pertaining to environmental matters, which violation might subject Buyer to civil and criminal penalties or injunctions preventing operation of the Facility, (ii) damage the Facility, if the deficiencies in the delivered Coal are not discovered before the Coal is burned in the Facility, or
(iii) prevent the Facility from operating in an efficient manner. Therefore, the Parties agree as follows:

                  (a) If Seller notifies Buyer, whether in the shipping report delivered pursuant to Section 4.6 hereof or otherwise, that any shipment of Coal to be delivered hereunder does not meet the Individual Specifications for the components tested in the Short Prox Analysis, then Buyer shall have the right, to be exercised by Buyer as soon as practicable but in no event later than twenty-four
            (24) hours after receipt of notice of failure to meet such Specifications, to reject such shipment of Coal, and Seller shall not deliver such shipment to Buyer. Buyer may, at its option, accept such shipment at a reduced price which shall take into account any additional demurrage or retention changes incurred by Buyer as may be agreed upon by Buyer and Seller.

                  (b) If Buyer accepts delivery of a shipment of Coal hereunder on the basis of Seller's representations as contained in the shipping report delivered pursuant to Section 4.6 hereof, and it is subsequently determined, pursuant to the procedures set forth in
            Section 4.4(e) hereof or otherwise, that such shipment does not meet the Individual Specifications for the components tested in the Short Prox Analysis, Buyer shall have the right to revoke acceptance of such delivery. If Buyer has physically segregated such shipment from other Coal at the Facility Site, then such shipment shall be deemed not to have been delivered for purposes of this Agreement, and Seller shall promptly remove such shipment at its own expense and reimburse Buyer for all reasonable direct, out-of-pocket expenses incurred by Buyer as a result of the rejection. Seller shall pay such amounts to Buyer within thirty (30) days of receipt from Buyer of a notice specifying the amounts for which reimbursement is sought. If Buyer has not physically segregated such shipment from other Coal at the Facility Site, then an equitable adjustment in the price of such Coal shall be made, and Seller shall be liable to Buyer for any direct, out-of-pocket damages to Buyer to the extent resulting from the failure to meet the specifications referred to in this paragraph.

                  (c) In the event Seller makes any shipment of Coal accepted by
            Buyer that causes the weighted rolling-average analysis, as calculated pursuant to Section 3.3(b) hereof (and, to the extent actual weights are not yet available, such calculation shall be based on Seller's estimated weights contained in the shipping report delivered pursuant to Section 4.6 hereof), to fail to meet the Average Specifications, or in the event Seller delivers more than three (3) shipments of Coal in a three (3) month period which fail to meet the Individual Specifications (notwithstanding Buyer's acceptance of such Shipments pursuant to Sections 4.8(a) or (b) hereof), Buyer may at its option (i) request that Seller provide assurances to Buyer in accordance with Section
            9.2 hereof that future shipments of Coal will comply with the terms and conditions of this Agreement, and (ii) direct Seller to suspend shipments of Coal, which suspension shall be deemed to be commercially reasonable, until such satisfactory assurances are received or this Agreement is terminated pursuant to Section 10.2 hereof.

                  (d) In the event Buyer rejects Coal pursuant to Sections
            4.8(a) or (b) hereof or suspends shipments pursuant to Section 4.8(c) hereof and Seller fails to cure such deficiency to Buyer's reasonable satisfaction, then Buyer shall have the right to obtain Coal from any other source as to the extent and for the duration necessary to enable Buyer to replace such rejected coal, and Buyer shall not be considered in breach of this Agreement as a result of taking such action. Seller shall use its best efforts to assist Buyer in finding and acquiring such replacement supplies. Prior to Buyer acquiring replacement coal pursuant to this Section 4.8(d), Seller shall have forty-eight (48) hours from receiving notice of such uncured rejection or suspension to identify and propose replacement supplies, which proposal may include shipments delivered by Seller, although Buyer shall not be obligated to accept any such proposal unless Seller has also provided assurances satisfactory to Buyer in accordance with Section 4.8(c) hereof. In the event that Buyer purchases replacement coal pursuant to this Section 4.8(d), Seller shall reimburse Buyer for the excess, if any, of the direct, out-of-pocket costs reasonably incurred by Buyer in connection with the purchase of replacement coal over the costs that otherwise would have been incurred for the purchase of Coal under the terms of this Agreement.

                  (e) In the event Buyer reasonably determines that the Coal delivered by Seller hereunder shall directly and proximity cause Buyer to violate its air quality Permits with material adverse effect to Buyer, then Buyer and Seller shall promptly meet to determine the cause of the Permit violation and shall cooperate in implementing any remedy. Buyer shall first make reasonable efforts to cure such situation by seeking amendment of its Permits or otherwise. To the extent that such violations are caused by the Coal being delivered by Seller, and if Buyer after making reasonable efforts has been unable to amend its Permits or otherwise cure such situation, then Seller shall take economically reasonable steps to obtain Coal from other sources if necessary to correct the violation, provided that if the Coal creating the Permit violation is from a source other than the Loading Facility, and it is determined that Coal from the Loading Facility would not cause such Permit violation, Seller shall deliver Coal from the Loading Facility or, at Seller's option, such other Coal which does not cause such Permit violations. If it is determined that, notwithstanding the above-specified efforts, Seller will not be able to deliver Coal to Buyer which will allow Buyer to comply with Buyer's air quality Permits, then Buyer may at its option terminate this Agreement upon ten (10) days notice to Seller.

                  (f) In the event of any failure to meet specifications as
            specified in 3.4(a) or (b) for Na(2)O plus K(2)0 in ash or Hardgrove Grindability Index, there shall be no consequences or adjustment required unless such deviation causes material adverse effects to Buyer. In such event, Seller shall use reasonable efforts to provide Coal meeting such specifications. In the event Seller is unable despite reasonable efforts to provide such Coal the Parties shall endeavor to find a mutually agreeable equitable resolution to the problem. If they are unable to do so during a period of thirty (30) days, then Buyer shall have the right to terminate this Agreement upon ten (10) days advance written notice to Seller given at the end of such thirty (30) day period. There shall be no other remedy or liability solely for Seller's failure to meet the specifications for Na(2)O and K(2)0 in ash or the Hardgrove Grindability Index.

                  (g) The remedies provided to Buyer by this Section 4.8 shall be in addition to and shall not be in lieu of any and all other remedies available to Buyer under this Agreement or at law or in equity.

            Section 4.9. Title and Risk of Loss. Seller warrants that title to all Coal tendered to Buyer hereunder will be good and merchantable and its transfer lawful, and that such Coal will be free and clear of any lien, claim, demand, security interest or other encumbrance. Title to and risk of loss with respect to the Coal purchased and sold hereunder shall pass from Seller to Buyer upon unloading of the Coal by Buyer at the Coal Delivery Point.

            Section 4.10. Stockpile Obligations. Buyer will order Coal from Seller in amounts so that, if such amounts are delivered, Buyer will maintain a coal stockpile of not less than 55,000 Tons. For purposes of calculating any damages pursuant to Section 4.8(d) or otherwise for nondelivery or any breach by Seller, the number of Tons involved in any failure or deficiency in delivery of Coal by Seller, shall be reduced by the amount which is equal to the difference between:

            (a) the number of Tons that Seller failed to deliver on any day on which such failure or deficiency occurred, minus

            (b) the number of Tons by which Buyer's stockpile at the beginning of such day was less than 55,000 (excluding the number of Tons of such deficiency which are due to Seller's previous failure to deliver Coal as ordered by Buyer pursuant to Section 4.2 hereof and which has not been previously cured by Buyer or Seller).

An example of the foregoing stockpile deficiency calculation is set forth in Annex G attached hereto.


                                    ARTICLE V

                                DISPOSAL OF WASTE


            Section 5.1. Taking, Transportation and Disposal Obligation. Buyer shall pelletize the Waste, and gather and load such pelletized Waste at the Waste Acceptance Point into trucks or railroad cars as designated by Seller. Seller shall take (unless Buyer exercises its option as provided in Section 5.11 hereof) up to one-hundred percent (100%) of the Waste at the Waste Acceptance Point and transport such Waste to and dispose of such Waste at the Waste Disposal Sites. Such services shall be performed in a safe manner and in accordance with the generally accepted standard of care in the waste removal, transportation and disposal industry. Buyer shall likewise perform its obligations hereunder in a safe manner and in accordance with the generally accepted standard of care in the power generation industry. The Waste Acceptance Point shall be located at the Facility Site or at such other location at or near the Facility Site as Buyer may designate from time to time, subject to Seller's approval, not to be unreasonably withheld, and provided that Buyer shall reimburse Seller for its reasonable costs incurred due to Buyer's redesignation of the Waste Acceptance Point. The Waste delivered by Buyer will be substantially dry and free flowing.

            Section 5.2. Quantity.

            (a) Quantity. Seller shall take, transport and dispose of one-hundred percent (100%) of the Waste made available at the Waste Acceptance Point by Buyer (subject to Section 5.2(b) hereof). It is currently estimated that the amount of Waste to be taken by Seller will equal approximately 15,000 Tons from the Financial Closing Date until the Commercial Operation Date and approximately 150,000 Tons per year from the Commercial Operation Date through the remaining term of this Agreement. It is understood and acknowledged by the Parties that such estimates are for informational purposes only, and that the actual quantities of Waste will be determined by, among other things, the actual availability and operating performance of the Facility, the demand for electricity by the Electricity Purchaser and the quality and other characteristics of the coal and limestone used at the Facility.

            (b) Failure of Seller to Take Waste. If at any time Seller fails for any reason (including without limitation breach of this Agreement, Force Majeure or the failure to perform of any third party) to take, transport and dispose of Waste as required under this Agreement, Buyer shall have the right to obtain (without regard to Section 5.11(a) hereof) Waste removal, transport and disposal services from any other source as and to the extent and for the duration reasonably necessary to enable Buyer to replace the services not provided by Seller, and Buyer shall not be considered in breach of this Agreement as a result of taking such action.

            Section 5.3. Method of Waste Removal.

            (a) Taking and Transportation Arrangements. Within ninety (90) days after the date hereof, Seller shall provide Buyer with a plan setting forth in detail the manner in which Seller proposes to take, transport and dispose of the Waste in accordance with this Agreement. In addition,

Seller shall provide Buyer with documentation supporting such plan as it becomes available, including the following: (i) documentation with regard to availability, size and permitting status of the Waste Disposal Sites, (ii) evidence demonstrating that Seller shall be able to take and dispose of the Waste in accordance with the provisions of this Agreement, and (iii) copies of any contracts entered into with any third parties (with the exception of those subject to reasonable confidentiality obligations) for, and all Permits and Permit applications required under Applicable Laws with regard to, the acceptance, transportation or disposal of Waste. Seller's plan for waste disposal shall be subject to Buyer's approval which shall not be unreasonably withheld. In the event that Seller shall desire to amend such plan prior to the Initial Delivery Date, then Seller shall provide Buyer with updated information and backup documentation as described in this Section 5.3(a) regarding such revised acceptance, transportation or disposal plans. Any such revision shall be subject to Buyer's consent which shall not be unreasonably withheld. Upon request by Seller, Buyer will provide Seller with updated reports on the construction and start-up schedule for the Facility.

            (b) Alternative Waste Disposal Methods. It is the intent of the Parties to provide Seller with the option to dispose of the Waste in methods different from those designated by Seller pursuant to the waste disposal plan provided pursuant to Section 5.3(a) hereof, subject to Buyer's prior written consent, not to be withheld unless, considering all relevant factors (including the indemnifications set forth herein) Buyer reasonably determines that it is or would be materially adversely affected by such alternative plan. Such alternative methods of disposal shall include without limitation the sale of the Waste for commercial use. Seller shall provide Buyer with a detailed plan for any such proposed alternative disposal method for the Waste and shall provide such additional information related to such plan as Buyer shall reasonably request. Buyer's consent to any alternative Waste disposal arrangements entered into by Seller shall not be construed as an acknowledgement by Buyer that such arrangements are sufficient for Seller to meet its obligations to Buyer under this Agreement.

            (c) Removal Procedures. All activities of Seller or Seller's agent on the Facility Site shall not interfere with the operations of Buyer at the Facility or any other operation at the Facility Site. Buyer shall use reasonable efforts to coordinate the unloading of Coal with the loading of Waste, if necessary. Buyer agrees that it shall maintain the capacity to stockpile at least six-thousand (6,000) Tons of pelletized cured, ready-to-ship Waste at the Facility (excluding any capacity of rail cars left at the Facility Site by Seller pursuant to this Section 5.3(c)). Using certified belt scales, Buyer will determine the weight of the Waste to be taken from the Facility Site, and will deliver a statement of such weight to Seller within five (5) days after loading of Waste. Such weights will be used to calculate the Waste Services Price pursuant to Section 6.2 hereof.
If Seller elects to take Waste by train, not every train delivering Coal will necessarily include rail cars for Waste transportation. Seller will designate which trains include rail cars for transportation of Waste. The weight of any rail cars when loaded with Waste shall not exceed 263,000 pounds or such other weight that the Carrier permits. Upon the arrival of such designated train at the Facility Site, a sufficient number of rail cars to contain the next scheduled shipment of Waste, given the weight limits set forth in the preceding sentence, shall be uncoupled from the train and shall remain at the Facility Site for loading by Buyer. The next train designated for Waste transportation arriving at the Facility Site shall likewise leave a sufficient number of rail cars for transportation of Waste at the Facility Site for loading by Buyer and shall take the rail cars loaded with Waste by Buyer during the interim period.

            Section 5.4. Removal Schedules. By the thirtieth (30th) day preceding the start of each calendar quarter from the Initial Delivery Date and continuing during the term of this Agreement, Buyer shall provide Seller with an estimate of the amount of Waste to be taken and disposed of during such quarter pursuant to this Agreement. In addition, on or before the fifteenth (15th) day of each month from the Initial Delivery Date and continuing during the term of this Agreement, Buyer shall deliver to Seller written notice containing a final and best estimate of the amount of Waste to be taken from the Facility during the next succeeding month. Upon receipt of such notice, Seller shall arrange for the taking of said quantities of Waste in accordance with Buyer's stated requirements for such month and shall, on or before the seventh (7th) day preceding such month, deliver to Buyer a schedule of days for such month on which Seller expects to take Waste, and the amounts of Waste to be taken on such days, the aggregate of which shall equal Buyer's stated requirements. Seller shall have no liability hereunder for failure to take Waste on the specific days listed in such schedule, except to the extent such failure results in any deficiency of takings as specifically provided in Section 10.1(b) hereof. In addition, Seller shall use its best efforts to accommodate changing Waste acceptance and disposal requirements of Buyer as Buyer may make known to Seller subsequent to such monthly notices. Each Party shall promptly notify the other Party in the event it learns of a probable interruption in a scheduled taking of Waste. Buyer agrees to use reasonable efforts to accommodate Seller's need to efficiently utilize its private railroad equipment; provided that Buyer's obligation hereunder shall not modify Seller's obligation to take, transport and dispose of Buyer's required quantities of Waste as set forth in
Section 5.2(a) hereof.

            Section 5.5. Notices. As soon as practicable but no less than twenty-four(24) hours preceding any taking of Waste from the Facility, Seller shall notify by telephone the plant manager or such other person designated in writing by Buyer of each such taking. Seller shall (whenever it has or can reasonably obtain the necessary information, which it will use its best efforts to obtain) confirm the disposal of each shipment of Waste hereunder by written notice to such person promptly following the disposal of such Waste at the Waste Disposal Sites, and such notice shall include the bill of lading number, the carrier, the date of disposal, the disposal site and any other information necessary to enable Buyer to comply with Applicable Laws.

            Section 5.6. Compliance with Permits.

            (a) Permit for Waste Disposal Site. Buyer and Seller will cooperate in developing the data necessary for Seller to obtain the Permits required in connection with the removal, transportation and disposal of Waste. Buyer and Seller agree to cooperate in the Permit application process to ensure that the Permits for the Waste Disposal Sites will allow for the disposal of expected components of the Waste including by-products of the sulfur removal process and ash from the Bark. In the event the Waste is not in compliance with Seller's Permits and such non-compliance is not the result of the quality of Coal delivered hereunder, Seller shall not be required to take, transport or dispose of such Waste. If as a result of foregoing, it is determined that future shipments of Waste are likely not to comply with Seller's Permits, Buyer and Seller will immediately undertake to obtain new Permits and to locate an alternative disposal site as may be required under the circumstances.

            (b) Testing by Seller. Seller shall test the performance and impact of the Waste Disposal Sites periodically to the extent such testing is required by Applicable Laws. Testing shall include ground water monitoring, and water leaching tests as required by law. Seller shall provide Buyer with Seller's testing schedule and upon written request by Buyer, Seller shall provide Buyer with results of such tests as soon as available.

            (c) Testing by Buyer. Buyer shall test the Waste and the actual pelletized Waste at the Facility every three (3) months. Testing shall include the EPA toxicity test and the TCLP leaching test. Buyer shall provide Seller with Buyer's testing schedule and upon written request by Seller, Buyer shall provide Seller with results of such tests as soon as available. Seller shall have the right at its own expense to test the Waste more frequently if necessary in its discretion or in order to ensure compliance with the Seller's Permits or Applicable Laws.

            Section 5.7. Damages for Failure to Take, Transport and Dispose of Waste. Except as excused pursuant to this Agreement, if Seller shall fail to take delivery of, transport or dispose of any Waste as required under this Agreement, Seller shall have five (5) Business Days from the date of such failure to cure such breach. If Seller fails to cure such breach, then Buyer shall have the right to purchase replacement Waste taking, transportation or disposal services from alternative sources to the extent and for the duration reasonably necessary to enable Buyer to replace the services not provided by Seller provided that Buyer shall first give Seller written notice of its intent to use any such alternative arrangements, and Seller shall then have three (3) days after receipt of such notice to propose replacement Waste Services, including services provided by Seller. At Buyer's request Seller shall use reasonable efforts to assist Buyer in finding and acquiring replacement services. In the event that Buyer purchases replacement Waste taking, transportation or disposal service pursuant to this Section 5.7, Seller shall reimburse Buyer for (i) any fines or penalties that Buyer incurs under any Applicable Laws as a proximate result of such breach by Seller, and (ii) the excess, if any, of the reasonable net costs incurred by Buyer for the purchase of such replacement services over the costs that otherwise would have been incurred for the taking, transportation or disposal of Waste under the terms of this Agreement. Seller shall have the right to audit and verify such costs. Seller shall pay such amounts to Buyer within thirty (30) days of receipt from Buyer of a notice specifying amounts for which reimbursement is sought. The remedies provided to Buyer by this Section 5.7 shall be in addition to and shall not be in lieu of any and all other remedies available to Buyer under this Agreement or at law or in equity.

            Section 5.8. Title and Risk of Loss. Title to and risk of loss with respect to the Waste to be taken, transported and disposed of hereunder shall pass from Buyer to Seller upon taking of such Waste from the Facility Site by Seller.

            Section 5.9 Hazardous Waste. It is agreed by the Parties that Seller shall not be required at any time to take, transport or dispose of any Waste hereunder which is Hazardous Waste. In the event any Waste to be taken, transported and disposed of hereunder is redefined to be Hazardous Waste, and Seller wishes to take, transport and dispose of such hazardous waste, Seller shall promptly submit to Buyer a proposal containing the terms under which Seller will take, transport and dispose of such hazardous waste, which proposal may include an increase in the Waste Services Price based on Seller's additional costs reasonably incurred as a result of taking, transporting and disposing of such hazardous waste. Seller's proposal shall be accepted by Buyer unless Buyer shall have reasonable grounds for refusing to accept such proposal. In the event that either Seller does not wish to take, transport or dispose of such hazardous waste or Buyer does not accept Seller's proposal, then Buyer or Seller shall have the right upon ten (10) days notice to the other to cancel the waste services provided by Seller pursuant to this Article V.

            Section 5.10. Noncomplying Waste other than Hazardous Waste. It is agreed by the Parties that Seller shall not be required at any time to take, transport or dispose of any Waste hereunder which, as a result of a change in Applicable Laws, is (because of a reclassification of the Waste to a category similar to that of Hazardous Waste, or otherwise) prohibited from being disposed of at the Waste Disposal Site and by means of any such alternative methods of waste disposal as are then being used by Seller pursuant to Section 5.3(b) hereof. If such circumstances shall occur, Seller shall promptly notify Buyer thereof and submit to Buyer a proposal to provide alternate Waste disposal services at an adjusted Waste Services Price therefor, increased by the amount of all additional cost that Seller would reasonably incur in providing such alternate waste disposal services, and thereupon such proposal and price shall be in effect hereunder and Seller shall continue to provide the Waste services hereunder for the affected Waste and such adjusted price shall become the new Waste Services Price. Buyer shall have the right to review at the time of such initial adjustment Seller's data with respect to such additional costs. Notwithstanding the foregoing, for a period of sixty (60) days after such initial notification from Seller as set forth above, Buyer may terminate the Waste Services hereunder upon ten (10) days notice to Seller, subject to payment under Section 5.11(b).

            Section 5.11. Arrangements Other Than With Seller.

            (a) Notwithstanding the requirements specified in Section 5.1 hereof, Buyer shall have the option from time to time, upon ninety (90) days written notice to Seller, to contract with third-party waste disposers or purchasers for up to one-hundred percent (100%) of Buyer's Waste disposal requirements for the Facility. Buyer agrees that it shall (except only to the extent of a case described in Section 5.7 hereof) pay to Seller a fee of ten dollars ($10) for each Ton of Waste that is delivered to any third-party waste disposer rather than to Seller pursuant to this Section 5.10(a); provided that such fee shall be payable only on the first 150,000 Tons of Waste so delivered in any calendar year less any Tons delivered to Seller during such year. Such fee is for the purpose of compensating Seller for its costs, including capital expenditures and operating costs (including standby costs), incurred in fulfillment of its Waste disposal obligations under this Agreement but is agreed to be payable in such amount with no further investigation or revision based on cost. Such fee shall be adjusted in accordance with the formula set forth in
Section 6.2 hereof (as if such fee were WSP' thereunder and equals ten dollars ($10) as of the first Quarterly Adjustment Date) and shall be payable in accordance with Section 7.1 hereof. At any time during the term of this Agreement, if Buyer's agreement with any third-party disposers or purchasers terminates, Buyer shall notify Seller at least ninety (90) days (or such lesser time as may be acceptable to Seller) prior to such termination and Seller shall resume or increase, as appropriate, Waste taking, transportation and disposal services in amounts sufficient to cover the amount of Buyer's Waste taking, transportation and disposal requirements previously provided by such third-party disposers or purchasers.

            (b) At any time during the term of this Agreement, Buyer shall have the right to cancel the waste services provided by Seller pursuant to this
Article V by giving Seller ninety (90) days prior written notice of such cancellation and by paying to Seller on the specified cancellation date the amount stipulated below:

                      $500,000            If cancellation occurs before
                                          the Financial Closing Date (with
                                          such payment to be made within
                                          two months after the Financial
                                          Closing Date);

                       $2,000,000         If cancellation occurs after the
                                          Financial Closing Date and
                                          before the date which is two
                                          months after the Financial
                                          Closing Date; or

                      $10,000,000         If cancellation occurs after the date
                                          which is two months after the
                                          Financial Closing Date during the
                                          remaining term of this Agreement.

The amount specified above will be reduced by forty percent (40%) of the total of all payments made by Buyer pursuant to Section 6.2 hereof for delivery of Waste in excess of 100,000 Tons during any year prior to such cancellation, but shall not be reduced (i) if the average annual amount of Waste delivered by Buyer to Seller since the Commercial Operation Date was less than 100,000 Tons per year or (ii) to less than $4,000,000. Upon such cancellation, Seller and Buyer shall have no further obligations to each other with respect to waste disposal hereunder, except for those obligations specifically designated as surviving the termination or expiration of this Agreement.

                                   ARTICLE VI

                             PURCHASE PRICE FOR COAL
                           AND WASTE DISPOSAL SERVICES

            Section 6.1. Coal Price. The price to be paid by Buyer to Seller per million Btu's of Coal delivered pursuant to this Agreement (the "Coal Price") is based upon an initial price of one dollar and sixty-nine and three-tenths cents ($1.693), which is equal to ninety-nine percent (99%) of the Coal Cost; as defined below, for November 1988. The Coal Price is divided into two components for escalation purposes: Component A, which initially equals ninety-nine and three-tenths cents ($0.993) and Component B, which initially equals seventy cents ($0.70). The Coal Price shall be recalculated as of the first day of each calendar month during the term of this Agreement (the "Adjustment Date"), beginning as of the first day of the month during which the Initial Delivery Date occurs. The Coal Price shall be the sum of Component A and Component B, each calculated pursuant to Sections 6.1(a) and (b) hereof, respectively, subject to the limitations in
Section 6.1(c) hereof.

            (a) Component A. As of each Adjustment Date, Component A shall equal:

                                  A' x (1 + CC)

Where:

A' = Component A for the immediately preceding month; except that for the first Adjustment Date, A' shall equal ninety-nine and three-tenths cents ($0.993); and

CC = The monthly percentage change, calculated in accordance with Annex D attached hereto, in the as-burned cost of coal at the St. Johns River Power Park (the "Coal Cost"), as such cost is reported monthly to the Florida Public Service Commission on Schedule A-5.

            (b) Component B. As of the first day of each of January, April, July And October (the "Quarterly Adjustment Date"), beginning as of the Quarterly Adjustment Date immediately preceding the Initial Delivery Date, Component B shall equal:

                           B' x (1 + GNP + PCE + PPI)
                                     ---------------
                                           3

Where:

B' = Component B for the immediately preceding calendar quarter; except that for the first Quarterly Adjustment Date, B' shall equal seventy cents ($0.70);

GNP = The quarterly percentage change, calculated in accordance with Annex D attached hereto, in the Implicit Price Deflator for Gross National Product, Gross National Product (the "GNP Index"), as published by the Bureau of Economic Analysis, United States Department of Commerce;

PCE = The quarterly percentage change, calculated in accordance with Annex D attached hereto, in the Implicit Price Deflator for Gross National Product,

      Personal Consumption Expenditure (the "PCE Index"), as published by the Bureau of Economic Analysis, United States Department of Commerce; and

PPI = The quarterly percentage change, calculated in accordance with Annex D attached hereto, in the Producer Price Index for All Commodities (the "PPI Index"), as published by the Bureau of Labor Statistics, United States Department of Labor.

            (c) Ceiling and Floor. As of any Adjustment Date, the "Price Ceiling" shall equal one-hundred-one percent (101%) of the Coal Cost for the third month preceding such Adjustment Date, and the "Price Floor" shall equal ninety-seven percent (97%) of the Coal Cost for the third month preceding such Adjustment Date. In the event, as of any Adjustment Date, the sum of Component A and Component B (i) exceeds the Price Ceiling, then the Coal Price shall be equal to the Price Ceiling until the next Adjustment Date or (ii) is less than the Price Floor, then the Coal Price shall be equal to the Price Floor until the next Adjustment Date.

            (d) Sample Calculation. A sample calculation of the monthly Coal Price payment is set forth in Annex E attached hereto.

            Section 6.2. Waste Services Price. The price to be paid by Buyer to Seller per Ton of Waste taken, transported and disposed of by Seller pursuant to this Agreement (the "Waste Services Price") shall be calculated as of each Quarterly Adjustment Date, beginning as of the Quarterly Adjustment Date immediately preceding the Initial Delivery Date. The Waste Services Price shall equal:

                            WSP' x [1 + (0.75 x PPI)]

      Where:

WSP'= the Waste Services Price for the immediately preceding calendar quarter, except that for the first Quarterly Adjustment Date, WSP' shall equal twenty-four dollars ($24.00); and

PPI has the meaning set forth in Section 6.1(b) hereof.

Changes in Applicable Laws shall result in the adjustment of the Waste Services Price as set forth in Section 6.6 hereof.

            Section 6.3. Use of Indexes.

            (a) In the event that, due to supervening events, any of the indexes used herein is discontinued, changed, or otherwise rendered ineffective for computing price adjustments hereunder, Buyer and Seller shall meet promptly to consider and agree upon a substitute index or method for calculating price that shall be as nearly as practicably equivalent to the index which was discontinued, changed or rendered ineffective.

            (b) If any of the indexes used herein are not available on the respective applicable adjustment dates, the then-current Coal Price or Waste Services Price, as affected, shall remain effective until all indexes are available. Any adjustments which are then applicable shall be applied retroactively to the date when such adjustment would have been made. Any amounts due as a result of such retroactive adjustment shall be paid by Buyer or Seller to the other as appropriate. The values for the GNP Index, the PCE Index and the PPI Index shall be those first officially published, and shall not be subject to revision for purposes of this Agreement despite any later revision by the publishing agency.

            Section 6.4. As-Delivered Price. The Coal Price is an
"as-delivered" price for the supply of Coal delivered to the Coal Delivery Point, and the Waste Services Price is intended to be the full price for the taking, transportation and disposal of Waste which is made available by Buyer at the Waste Acceptance Point. Except as specifically set forth in this Agreement, all direct and indirect costs for such supply of Coal and taking, transportation and disposal of Waste (including without limitation all delivery costs, carrier fees, handling costs and mining costs) which are incurred by Seller in performing its duties hereunder shall be borne exclusively by Seller.

            Section 6.5. Governmental Impositions. In the event any Federal, state or local governmental authority having jurisdiction or regulatory or other authority over the Waste Disposal Sites, the transportation of Waste or other Waste services provided hereunder enacts a new, or increases or decreases any existing fee, tax, or other similar imposition on the taking, transportation or disposal of Waste, whether retroactive or prospective in application, then Seller shall so notify Buyer. Fifty percent (50%) of the dollar amount, payable as a result of any such increase shall be reimbursed by Buyer to Seller, and fifty percent (50%) of the dollar amount payable as a result of any such decrease shall be reimbursed by Seller to Buyer from the date such increase or decrease is incurred. The amount of such reimbursements shall not affect the Waste Services Price determined pursuant to Section 6.2 hereof, but shall be separately stated on monthly invoices rendered under Section 7.1 hereof.

            Section 6.6. Changes in Applicable Laws.

            (a) After the date hereof, in the event changes in Applicable Laws occur concerning the standards, methods and procedures required for or in the connection with the taking, transportation or disposal of Waste, and in complying therewith Seller is required to incur an increase in costs or is able to decrease its costs, the Waste Services Price shall be adjusted to reflect Seller's increased or decreased costs, provided that if the result is an increase in costs (i) Seller shall make reasonable efforts to reduce the impact on costs of such changes in Applicable Laws and (ii) if all or any portion of such increase is the result of costs passed on to Seller from any of Seller's subcontractors, Seller's share passed on to Buyer hereunder shall be no more than Seller's fair share of such costs in proportion to other parties using such subcontractor's services. The adjustment to be made to the Waste Services Price shall be for an amount equal to fifty percent (50%) of Seller's increased or decreased costs.

            (b) Upon the occurrence of a change in Applicable Laws described in
Section 6.6(a) hereof, Seller shall notify Buyer and shall provide to Buyer, within a reasonable time thereafter, Seller's determination of the amount of the adjustment, together with supporting documentation. Seller's determination shall allocate the amount of any increase in costs between those which are one-time capital expenditures and those resulting from changes in operations. Within fifteen (15) days of receipt of Seller's determination, Buyer shall notify Seller whether it accepts or disputes the amount of such adjustment. If Buyer disputes the amount of such adjustment, then Buyer may submit the disputed issue to arbitration pursuant to Article XIII hereof. Pending establishment of the amount of such adjustment, each Party shall continue to perform its obligations under this Agreement.

            (c) When the amount of the adjustment has been established, a new Waste Services Price shall be determined as follows: (i) any amount of the adjustment due to changes in operations shall be added or subtracted, as appropriate, to the Waste Services Price as of the date Seller first incurred the increased or decreased costs, and the Waste Services Price for the months following such date shall be recalculated using the adjusted figures, and (ii) any amount of the adjustment due to capital expenditures by Seller shall not result in any change to the Waste Services Price, but instead Seller shall be reimbursed by Buyer within thirty (30) days after Seller has notified Buyer that Seller has made such capital expenditures, unless the Parties agree to an alternative method of payment, provided that in the event Seller borrows funds in order to finance such capital expenditure, Buyer shall reimburse Seller as and to the extent Seller makes financing payments (including interest) on such borrowed funds. Refunds or additional payments due to retroactive adjustments as set forth above shall be paid with interest thereon at the Prime Rate, accruing since the date the payment originally would have been made.

            (d) Notwithstanding the foregoing, if such change in Applicable Laws causes the Waste to be reclassified as Hazardous Waste, and if Buyer accepts Seller's proposal for disposal of Hazardous Waste pursuant to Section 5.9 hereof, then Buyer shall pay all additional costs as provided in Section 5.9, with such costs added to the Waste Services Price in accordance with Section 6.6(c) hereof.

            Section 6.7. Additional Fee. If Buyer receives funds under the Subordinated Loan Agreement, then Buyer shall pay, in addition to the Coal Price calculated pursuant to Sections 6.1 and 6.2 hereof, an additional fee for each delivery of Coal hereunder, calculated as follows:

                                      OL
                                  ---------
            Fee ($) = AT x $.06 x 1,000,000

Where:    "AT"  = the actual tonnage of Coal delivered; and

          "OL" = the daily weighted average outstanding amount of principal and any unpaid and past due interest and fee during the month of delivery;

provided that if at the end of any calendar quarter Buyer has not taken delivery of at least 250,000 Tons of Coal during such calendar quarter and any amount of the loan was outstanding during such quarter, Buyer shall pay to Seller an additional flat fee, calculated as follows:

                                                     OL
                                                 ---------
            Fee ($) = (250,000 - AT) x $.06164 x 1,000,000

Where:     "AT" =  the total actual tonnage of Coal delivered during the calendar quarter; and

           "OL" = the daily weighted average outstanding amount of principal and any unpaid and past due interest and fee during the calendar quarter.

The fee paid by Buyer under this Section 6.7 shall be in payment to Seller for the service of providing the loan pursuant to the Subordinated Loan Agreement and shall not be deemed to be payment for Coal supplied hereunder. Such fee shall be payable from time to time on each payment date for interest set forth in the Subordinated Loan Agreement in an amount (in each case) equal to all then-accrued and unpaid fee; and its payment by Buyer shall be subject to the subordination provisions contained in the Subordinated Loan Agreement and, if otherwise-due payments of principal and interest are entitled to be reduced under the Subordinated Loan Agreement, such fee shall be paid on a proportionate basis with payments under the Subordinated Loan Agreement. This Section 6.7 shall survive the termination or expiration of this Agreement (and shall be unaffected by any breach or claimed breach or other nonperformance of this Agreement by either Party) until all outstanding loan amounts, interest and fees under the Subordinated Loan Agreement and under this Section 6.7 have been repaid to Seller. It is expressly agreed that, except as stated with regard to the additional fee payable under this Section 6.7, this Agreement and the Subordinated Loan Agreement are separate and independent in all respects and that no amounts due, payable or claimed under either such agreement may be withheld or offset on account of amounts due, payable or claimed under the other such agreement.

                                   ARTICLE VII

                               PAYMENT AND RECORDS

            Section 7.1. Billing. By the fifteenth (15th) day of each month following the Initial Delivery Date, Seller shall deliver to Buyer an invoice showing the payment due for the Coal delivered and the Waste taking, transportation and disposal services rendered by Seller in the previous month (specifying the goods delivered and the services provided in said month in accordance with the shipping reports delivered pursuant to Section 4.6 hereof and the notices delivered pursuant to Section 5.5 hereof) and including the payments due, if any, under Sections 5.11(a) and 6.6 hereof. Such invoice shall also include the calculations of the Coal Price and the Waste Services Price. If Buyer disputes any portion of any invoice submitted by Seller for payment, Buyer shall pay the undisputed portion of such invoice in accordance with Section 7.2 hereof and the Parties shall use all reasonable efforts to resolve the dispute as quickly as possible. In the event the Parties are unable to resolve a dispute, such dispute shall be submitted to arbitration in accordance with Article XIII hereof. Any amount determined to be due by one Party to the other as a result of such dispute resolution shall be paid, with interest at the Prime Rate accruing since the date such sums were originally due.

            Section 7.2. Payment. Buyer shall pay to Seller the payment due on the basis of the invoice provided by Seller pursuant to Section 7.1 hereof within twenty (20) days after receipt thereof by Buyer.

            Section 7.3. Non-confidential Records. Each Party shall keep and maintain complete and accurate records and all other data required by each of them for the purposes of compliance with and proper administration of this Agreement and compliance with Applicable Laws. In addition, Seller shall keep and maintain complete and accurate records with respect to Waste taking, transportation and disposal services, including the amounts of Waste taken, transported and disposed of, whether by Seller or by third-party Waste Contractors pursuant to Section 17.3 hereof, and the location of such disposal. Seller shall make such records available to Buyer or its designees or representatives upon request, and shall provide Buyer with access to such personnel, all as may be reasonably requested by Buyer to determine whether all services were provided in compliance with Applicable Laws and the terms of this Agreement. Further, if Seller permits the disposal of any other waste or other material in proximity to the Waste in Waste Disposal Sites owned or controlled by Seller, Seller shall keep and maintain complete and accurate records with respect to the location, amount, type and origin of such waste and shall make such records available to Buyer or its designees or representatives in the event that any claim is pending or threatened, provided that Buyer, its designees or representatives reviewing such records shall abide by any confidentiality obligation of Seller to third parties. To the extent such sites are not owned or controlled by Seller, Seller shall use reasonable efforts to obtain, maintain and make available to Buyer records as set forth in the preceding sentence. All such records shall be maintained by Seller for five (5) years after the date of such records. Seller shall not thereafter destroy or dispose of any such records without first giving Buyer a reasonable opportunity to take and keep such records. Either Party will have the right from time to time, upon notice to the other, to examine, and make and retain copies of, the records and data of the other relating to this Agreement (except for those records relating to the financial arrangements between Seller and its suppliers and subcontractors which are not needed to verify the calculation of any costs which are to be borne by or shared with Buyer pursuant to the terms of this Agreement) at any time during the period such records are required to be maintained under this Section 7.3 during normal business hours.

            Section 7.4. Audit of Records. Upon written request of either Party, the other Party shall make available at its office at any reasonable time or times the records described in Section 7.3 hereof for inspection or audit to the extent such records are necessary for the purpose of verifying the calculations of any costs which are to be borne by or shared by the requesting Party pursuant to the terms of this Agreement, including, but not limited to, the costs specified in Sections 5.9, 6.5 and 6.6 hereof. All prices, except to the extent they are based on any adjustment pursuant to Sections 5.9, 6.5 and 6.6 hereof, shall be final and subject to no change or claim after fifteen (15) months following the date of the invoice stating such prices. Any such audit or claim with respect to any adjustment pursuant to Sections 5.9, 6.5 and 6.6 hereof shall be made and completed within thirty-six (36) months following the date of the invoice covering such costs. All audits hereunder shall be at the requesting Party's expense. Any amounts determined to be due as a result of such audit shall be paid within thirty (30) days of the notice of the results of such audit, unless the Party owing such amount disputes the results of the audit, in which case either Party may submit such dispute to arbitration in accordance with Article XIII hereof, the results of which shall be final and binding on the Parties. Amounts ultimately determined to be due shall be paid with interest at the Prime Rate accruing since such amounts were originally due. Information so obtained during any audit hereunder shall be treated as confidential and neither Party shall disclose such information to any third party without the prior written permission of the other Party.

                                  ARTICLE VIII

                                  FORCE MAJEURE

            Section 8.1. Definition. "Force Majeure" means any act or event which wholly or partially prevents or delays the performance of obligations arising under this Agreement, if such act or event is not reasonably within the control of and not caused by the fault or negligence of the nonperforming Party, including but not limited to (and whether similar or dissimilar to) an act or event falling within one or more of the following categories: an Act of God, act of the public enemy, nuclear emergency, fire, explosion, landslide, lightning, flood, major equipment failure, insurrection, civil disturbance, war, labor disputes, changes in Applicable Laws restrictions or restraints imposed by law or by rule, interruption of transportation by reason of the occurrence of an event which constitutes a force majeure event under the applicable tariff, and orders or act of military or civil authority. Acts of civil authority, as that term is herein used, shall include any act or order of any court of competent jurisdiction and any act or failure or refusal to act of any governmental agency or officer charged with the enforcement and/or administration of any applicable law, rule or regulation which wholly or partially prevents or delays the operation, in whole or in part, of the Facility, equipment or facilities related thereto, Seller-owned rail cars and equipment, the facilities of a common carrier, the Loading Facility or the Waste Disposal Site, but which is not a result of the nonperforming Party's failure to perform its obligations under this Agreement. Notwithstanding the foregoing, Buyer and Seller acknowledge that changes in economic market conditions or the failure of this Agreement to be economically or commercially practicable to Buyer or Seller shall not in and of themselves constitute an event of Force Majeure for purposes hereof.

            Section 8.2. Effect of Force Majeure. If either Party is rendered wholly or partially unable to perform its obligations under this Agreement because of a Force Majeure event, that Party shall be excused from whatever performance is affected by the Force Majeure event to the extent so affected. It is further agreed that:

                  (a) The nonperforming Party within five (5) Business Days
            after its first becoming aware of its inability to perform due to a Force Majeure event provides written notice to the other Party of the particulars of the occurrence, including an estimation of its expected duration and probable impact on the performance of its obligations hereunder, and continues to furnish timely regular reports with respect thereto during the period of Force Majeure;

                  (b) The nonperforming Party shall use reasonable efforts to continue to perform its obligations hereunder, to correct or cure the event or condition excusing performance and to mitigate or limit damages to the other Party;

                  (c) Seller shall use reasonable efforts to ensure that in any future agreements with third parties, such third parties are not granted any rights to receive Coal from the Loading Facility during periods of force majeure under such agreements that are superior to Buyer's rights to receive coal from the Loading Facility during periods of Force Majeure hereunder;

                  (d) Seller shall not be relieved from its obligations to
            supply Coal hereunder if and to the extent (i) Seller is not prevented or delayed by the Force Majeure event from delivering Coal from the Reserves (or other currently used sources) through the Loading Facility or (ii) prior to the Force Majeure event Seller had been supplying Coal from a location other than the Loading Facility pursuant to Section 3.5(a) hereof and Seller is not prevented or delayed by the Force Majeure event from continuing to deliver Coal from such other location and is entitled to do so under any existing agreement for the supply of such coal;

                  (e) Seller shall not be relieved from its obligations to take, transport and dispose of Waste hereunder if and to the extent (i) Seller is not prevented or delayed by the Force Majeure event from taking, transporting and disposing of Waste at the Waste Disposal Site or (ii) prior to the Force Majeure event Seller had been disposing of Waste in a different manner than at the Waste Disposal Site pursuant to Section 5.3(b) hereof and Seller is not prevented or delayed by the Force Majeure event from continuing to take, transport and dispose of Waste in such other manner and is entitled to do so under any existing agreement for the disposal of such Waste;

                  (f) The suspension of performance shall be of no greater scope and no longer duration than is reasonably necessitated by the Force Majeure event;

                  (g) The nonperforming Party shall provide the other Party with prompt notice of the cessation of the Force Majeure event giving rise to the excuse from performance and shall promptly resume performance hereunder;

                  (h) No obligation of either Party that arose prior to the
            occurrence of the Force Majeure event shall be excused as a result of such occurrence;

                  (i) The Force Majeure event shall not operate to allow Seller to dispose of Waste in a manner other than as provided under this Agreement or to dispose of Hazardous Waste at the Waste Disposal Site;

                  (j) A change in Applicable Laws affecting Waste taking,
            transportation and disposal services under this Agreement shall not constitute a Force Majeure event if and to the extent remediable under the provisions of Sections 6.5 or 6.6 hereof;

                  (k) Nothing contained in Section 8.2(b) hereof shall require the settlement of any labor dispute, which shall be entirely within the discretion of the Party suffering the labor dispute. Notwithstanding the above, the Parties agree to use reasonable efforts to continue their respective operations during strikes;

                  (l) Neither Party shall be excused as a result of a Force
            Majeure event from paying money amounts due under this Agreement;

                  (m) Upon mutual agreement of the Parties, the term of this
            Agreement shall be extended for a period equal to the aggregate periods of Force Majeure or any part thereof.

            Section 8.3. Termination due to Force Majeure. In the event either Party is prevented from performing its obligations under this Agreement due to an event of Force Majeure for more than twenty-four (24) months, the other Party shall have the right to terminate this Agreement upon thirty (30) days' prior written notice during which thirty (30) day period the Force Majeure event shall not have been cured, after which neither Party shall have any obligation to the other Party (except for claims in dispute, payments due and owing and liabilities accrued hereunder prior to such termination).

                                   ARTICLE IX

                              ACCESS AND ASSURANCES

            Section 9.1. Access. Each Party grants to the other (including its agents) the right to visit such Party's facilities from time to time, including all sources and loading points for the Coal delivered to Buyer hereunder, upon reasonable notice and subject to the applicable rules and regulations of the facilities, to witness and review operations related to this Agreement. The visiting Party shall be responsible for the actions of those persons representing the visiting Party on the host Party's site and shall indemnify the host Party for actions based on injuries to the visiting Party's representatives or property, except to the extent such injuries were the result of the negligence or willful misconduct of the host Party or its employees, agents or representatives.

            Section 9.2. Assurances. Without affecting or prejudicing either Party's right to seek assurances under applicable law, it is expressly agreed that from time to time Seller shall provide Buyer within ten (10) days of any request by Buyer with reasonable assurances that Seller is and shall continue for the term of this Agreement to be able to provide for either or both: (i) the timely delivery of Coal in compliance with the terms and conditions of this Agreement or (ii) for the taking, transportation and disposal of the Waste in compliance with the terms and conditions of this Agreement.

                                    ARTICLE X

                         EVENTS OF DEFAULT AND REMEDIES

            Section 10.1. Events of Default. An event of default ("Event of Default") under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

                  (a) Failure by either Party to make payment of any amount due the other Party under this Agreement, which failure continues for a period of twenty-two (22) days after notice of such nonpayment (unless payment of such amount is contested or otherwise disputed in accordance with Article XIII of this Agreement);

                  (b) Failure by Seller to perform as follows:

                        (i) Seller's unexcused failure to deliver Coal required
                  to be delivered hereunder such that there exists at any time a Rolling Twelve (12) Month Delivery Deficiency of more than one hundred thousand (100,000) Tons. For this purpose the term "Rolling Twelve Month Delivery Deficiency" means the difference (if any) between: (A) the aggregate number of Tons of Coal to be delivered during any twelve (12) consecutive calendar months pursuant to the notices and schedules described in the third and fifth sentences of Section 4.2, minus (B) the aggregate number of Tons of Coal that Seller shall actually have delivered to Buyer during such twelve (12) month period. In calculating the number of Tons referred to in clause (A) above, the following shall not be counted: (1) aggregate number of Tons of Coal that shall not have been delivered during such twelve (12) month period on account of fault or negligence of Buyer, (2) the aggregate number of Tons of Coal that were not delivered at the end of such twelve (12) month period due to the need to ship in Unit Train increments, and (3) the aggregate number of Tons of Coal that were otherwise required to be delivered on the last day of the twelve (12) month period but were not delivered until the first day of the following month;

                        (ii) Seller's unexcused failure to take Waste required
                  to be taken hereunder such that there exists at any time a Rolling Twelve (12) Month Taking Deficiency of more than fifteen thousand (15,000) Tons. For this purpose the term "Rolling Twelve Month Taking Deficiency" means the difference (if any) between: (A) the aggregate number of Tons of Waste to be taken during any twelve (12) consecutive calendar months pursuant to the notices and schedules described in Section 5.4, minus (B) the aggregate number of Tons of Waste that Seller shall actually have taken during such twelve (12) month period. In calculating the number of Tons referred to in clause (A) above, the following shall not be counted: (1) the aggregate number of Tons of Waste that shall not have been taken during such twelve (12) month period on account of fault or negligence of Buyer, and (2) the aggregate number of Tons of Waste that were otherwise required to be delivered on the last day of the twelve (12) month period but were not delivered until the first day of the following month;

                  (c) Failure by either Party to provide the assurances referred to in Section 9.2 hereof, where such failure continues for a period of thirty (30) days after the due date for such assurances pursuant to
      Section 9.2;

                  (d) If Buyer shall, knowingly and without notice to Seller, deliver to Seller any Hazardous Waste for taking, transport and disposal as Waste under this Agreement;

                  (e) Failure by either Party to perform in all material respects any other material provision of this Agreement, and (i) such failure continues for a period of thirty (30) days after notice of such nonperformance or (ii) if the nonperforming Party shall commence within such thirty (30) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed ninety (90) days) as shall be necessary for such Party to cure the same with all due diligence; or

                  (f) Failure by either Party to comply with the terms of any decision or order which is final and not subject to further judicial appeal issued pursuant to Article XIII hereof, and (i) such failure shall continue for thirty (30) days after notice of such noncompliance or (ii) if the noncomplying Party shall commence within such thirty (30) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period (but in no event more than ninety (90) days) as shall be reasonably necessary for such Party to cure the same with all due diligence.

            Section 10.2. Remedies for Breach. Upon the occurrence and during the continuation of any Event of Default hereunder, the Party not in default shall have the right, at its option, to terminate this Agreement upon ten

(10) days' prior written notice received by the other Party, and to pursue any other remedies provided under this Agreement or now or hereafter existing at law or in equity or otherwise; provided, however, that in the case of an Event of Default by Buyer hereunder, Seller shall provide the Financing Parties and the Electricity Purchaser with notice of such Event of Default pursuant to Article XV hereof, and the Financing Parties and the Electricity Purchaser each shall have the right (but not the obligation) either (a) within ninety (90) days after such notice, to cure the Event of Default on behalf of Buyer, or (b) within one-hundred-twenty (120) days after such notice, to assume, or cause a designee, new lessee or purchaser of the Facility to assume, all of the rights and obligations of Buyer under this Agreement pursuant to Section 16.1(d) or (e) hereof.

            Section 10.3. Waiver of Breach. Either Party may waive a breach by the other Party, provided that no waiver by or on behalf of either Buyer or Seller of any breach of any of the covenants, provisions, conditions, restrictions or stipulations contained in this Agreement shall take effect or be binding on Buyer or Seller unless the waiver is reduced to a formal writing and executed by an authorized officer of such Party, and any such waiver shall be deemed to extend only to the particular breach waived and shall not limit or otherwise affect any rights that Buyer or Seller may have with respect to any other or future breach.

            Section 10.4 Rights and Obligations of the Parties. Notwithstanding anything in this Article X to the contrary, unless and until this Agreement has been terminated hereunder, Seller shall not refuse to deliver or tender for delivery or suspend or delay any delivery or tender of delivery of Coal, or refuse to perform or suspend or delay any Waste taking, transportation or disposal services, as required under this Agreement as a result of any breach or alleged breach by Buyer, nor shall Buyer refuse to take and pay for the Coal delivered by Seller or refuse to pelletize, deliver and permit Seller to take, transport or dispose of Waste, subject to Sections 3.2 and 5.2 hereof, as a result of any breach or alleged breach by Seller. Notwithstanding the foregoing, Seller may suspend delivery of Coal or the taking of Waste in the event of non-payment by Buyer for such services where such non-payment extends beyond the time provided in Section 10.1(a) hereof.

            Section 10.5 Cumulative Remedies. None of the remedies provided in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to either party at law or in equity. The Parties agree that consequential damages shall not be recoverable for the breach of this Agreement.

                                   ARTICLE XI

                                    INSURANCE

            Section 11.1. Insurance. Each Party shall, at its own expense, secure and maintain as a minimum during the term of this Agreement the following insurance in form and with insurance companies acceptable to the other Party, and with such other Party named as an additional insured (other than with respect to Worker's Compensation Insurance). Such insurance shall be written on an occurrence basis and shall be effective on or before the Initial Delivery Date and thereafter maintained during the term of this Agreement. Deductible amounts shall be the responsibility of the party obtaining and maintaining such insurance.


Type                                   Minimum Coverage
----                                   ----------------
Worker's Compensation                  As required by applicable state
  Insurance                               law (self-insurance permitted
                                          to the extent provided under
                                          applicable state law)

Employer's Liability                   $5,000,000 per occurrence

Comprehensive General                  $5,000,000 per occurrence
  Liability, including                    combined single limit
  personal injury and
  property damage coverage

Comprehensive Automobile               $5,000,000 per occurrence
  Liability, including                    combined single limit
  personal injury and
  property damage
  coverage, on all owned,
  hired and non-owned
  vehicles

            Section 11.2. Policies and Endorsements. Each Party shall furnish proof of insurance acceptable to the other Party, with sufficient detail included in the documentation such that the other Party can ascertain acceptability of coverage. Such proof shall be signed by authorized representatives of the insurers. Such documentation shall provide that the insurance coverage thereunder shall not be cancelled, materially changed or not renewed until the expiration of at least twenty (20) days after written notice of such cancellation, material change or non-renewal has been received by the other Party, the Electricity Purchaser and the Financing Parties. Proof of new or renewal policies replacing any policies expiring during the term of this Agreement shall be delivered prior to the expiration of the expired policies. The policies shall be endorsed to provide that all such insurance is primary and not excess or contributory with any insurance Buyer may carry, and that there shall be no recourse against the other Party or any of its agents, successors or assigns with respect to payment of premiums.

            Section 11.3. Waiver of Subrogation. All policies shall contain endorsements that the underwriters and insurance companies issuing such policies shall not have any right of subrogation against the other Party or any of its respective assignees, parents, subsidiaries, affiliates, insurers and indemnitees or the officers, directors or employees of any of them.

            Section 11.4. Non-limitation of Liability. The insurance coverages required above are minimum amounts that do not limit each Party's indemnification obligations set forth in Article XIV hereof or any of such Party's other obligations or liabilities hereunder.

                                   ARTICLE XII

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

            Section 12.1. General Representations, Warranties and Covenants. Each Party hereby represents and warrants to Buyer as follows:

            (a) Such Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is qualified to do business and in good standing in all other places where necessary in light of the transactions contemplated in this Agreement;

            (b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action;

            (c) This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity; and

            (d) The execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of the articles of incorporation or the by-laws of such Party or any Applicable Laws or, to the best of such Party's knowledge after conducting reasonable due diligence, any covenant, agreement, understanding, decree or order to which such Party is a party or by which such Party or any of its properties or assets is bound or affected, to the extent that such condition would materially jeopardize the such Party's ability to fulfill its obligations under this Agreement.

            Section 12.2. Compliance with Laws.

            (a) Seller represents and warrants to, and covenants with, Buyer that it has or will acquire all Permits required for performance under this Agreement including without limitation those to be held in connection with the Loading Facility and the Waste Disposal Sites, the mining, transportation and delivery of Coal, and the taking, transportation and disposal of Waste, all as contemplated by this Agreement. Seller shall hold and maintain such Permits in full force and effect during the term of this Agreement. Seller shall comply, and shall be responsible for the compliance of suppliers, subcontractors or agents, with all material Applicable Laws in performing Seller's obligations hereunder, except where failure to comply would not be detrimental in any manner to Buyer or to Buyer's interests in this Agreement. Seller shall promptly notify Buyer of any actual or threatened loss, revocation or termination, of any such Permit.

            (b) Buyer represents and warrants to, and covenants with, Seller that it has or will, acquire certain Permits required for performance under this Agreement including those to be held in connection with environmental matters, power generation, and zoning, all as contemplated by this Agreement. Buyer shall hold and maintain such Permits in full force and effect during the term of this Agreement. Buyer shall comply, and shall be responsible for the compliance of suppliers, subcontractors or agents, with all material Applicable Laws in performing Buyer's obligations hereunder, except where failure to comply would not be detrimental in any manner to Seller or to Seller's interests in this Agreement. Buyer shall promptly notify Seller of any actual or threatened loss, revocation or termination, of any such Permit.

            (c) Seller warrants and covenants that during the term of this Agreement (i) it will have and maintain all necessary rights (including valid and enforceable contract rights) to dispose of Waste as contemplated herein at the Waste Disposal Sites, (ii) it will have and maintain all necessary rights of access to the Waste Disposal Sites to allow Seller to transport and dispose of the Waste to the extent, for the duration and in the manner and quantities contemplated herein, and (iii) it will comply with Material Applicable Laws relating to zoning and permitted use of the Waste Disposal Sites as sites for the disposal of Waste.

            (d) Buyer warrants and covenants that during the term of this Agreement (i) it will have and maintain all necessary Facility operating permits and licenses and environmental permits and (ii) it will comply with Material Applicable Laws relating to zoning and permitted use of the Waste Disposal Sites as sites for the disposal of Waste.

            (e) Seller represents and warrants that to the best of its knowledge after appropriate due diligence, no substances that are Hazardous Wastes have been disposed of at the Waste Disposal Sites.

            (f) Seller warrants and covenants that, during the term of this Agreement and for five (5) years after its expiration or termination for any reason, it shall not, without the express written permission of Buyer which will not be unreasonably withheld, transport or permit the transportation to, or dispose of or release or permit the disposal or release of any substances at the Waste Disposal Sites other than those allowed under Seller's Permits.

            (g) Seller shall take reasonable steps to ensure that no substances other than those allowed under Seller's Permits are transported, disposed of or released at the Waste Disposal Sites, including without limitation the provision of adequate security for the Waste Disposal Sites.

            (h) Buyer shall take reasonable steps to ensure that no substances other than those allowed under Seller's Permits are delivered to Seller as Waste hereunder.

            (i) Each Party shall take all action required under all material Applicable Laws in connection with its operations and activities under this Agreement, including without limitation compliance with any reporting or notice requirements under Applicable Laws relating to environmental matters.

            Section 12.3. Mutual Assistance. Without limiting each Party's obligations under Section 12.2(a), (b), (c) and (d) hereof each Party shall, upon the reasonable request of the other Party use reasonable efforts to assist the other Party in obtaining and maintaining any Permits required under Applicable Laws to be maintained by the other Party with regard to Coal or Waste or the acquisition, storage, use, taking, transportation or disposal thereof.

                                  ARTICLE XIII

                                   ARBITRATION

            Section 13.1. Arbitration. The Parties shall negotiate in good faith and attempt to resolve any dispute which may develop under this Agreement; however, if the Parties are unable to resolve a dispute hereunder, either Party may serve upon the other a demand that such matter be arbitrated (including a brief description of said dispute or disputes), in which case the same Shall be resolved by arbitration conducted in accordance with the rules of the AAA. In the event of such a dispute, the Parties shall each select a single arbitrator who shall together appoint a third arbitrator. Unless the Parties otherwise agree, the arbitration will be held in Atlanta, Georgia. The Parties shall proceed with the arbitration expeditiously and shall direct the arbitration panel to take all steps reasonably necessary to conclude all proceedings thereunder, including any hearing, in order that a decision may be rendered within one-hundred-twenty
(120) days from the filing of the demand for arbitration by the initiating Party. The award of the arbitration panel will be final and binding on both Parties and may be enforced in any court having jurisdiction over the Party against which enforcement is sought. Each Party shall bear its own expenses, including but not limited to counsel fees, except that all expenses of the arbitration shall be apportioned in the award of the arbitration panel based upon the respective merit of the claims of the Parties. The provisions of this
Article XIII shall survive any termination or expiration of this Agreement.

                                   ARTICLE XIV

                                 INDEMNIFICATION

            Section 14.1. Indemnification of Seller.

            (a) Buyer shall indemnify and hold Seller, its parents and subsidiaries and their successors and assigns and each of their officers and directors harmless from and against all damages, losses and expenses, including reasonably incurred counsel fees ("Damages"), suffered on account of claims, demands, suits, causes of action, proceedings, judgments and liabilities to the extent that such Damages were proximately caused by any breach by Buyer of its warranties, representations, covenants, or agreements hereunder, except to the extent that such Damages are the result of the negligence of, or the failure to comply with the terms of this Agreement by, Seller, its parents and subsidiaries and their successors and assigns and any of their officers and directors. It is understood that the remedies provided for in this Section 14.1(a) shall be in addition to any and all other rights and remedies available at law, in equity or otherwise.

            (b) Without limiting or duplicating the provisions of Section 14.1(a) hereof, Buyer shall indemnify and hold harmless Seller, its parents and subsidiaries and their successors and assigns and each of their officers and directors from and against all Damages, assessed, incurred or sustained by or against such entity or individual under any statute, governmental regulation or ordinance or common law theory, including any liability under Superfund, RCRA, similar state laws or other Applicable Laws, to the extent that such Damages arise out of environmental protection, pollution control or sanitation aspects of (i) the storing, handling and loading of Waste at the Facility Site by Buyer or its employees, contractors or agents, or (ii) any breach by Buyer of its warranties, representations, covenants or agreements hereunder; except that Buyer shall not be obligated to indemnify Seller hereunder (a) to the extent that such Damages were caused by the negligence of, violation of law by, or the failure to comply with the terms of this Agreement by Seller or its successors or assigns, parents or subsidiaries or any of their employees, contractors (other than Buyer), agents or representatives; (b) to the extent that such Damages exceed the amount of damages for which Buyer and Seller are jointly liable, in those instances in which Buyer and Seller are determined under Applicable Laws to be jointly liable; or (c) to the extent that such Damages were caused by changes in Applicable Laws after the time of such storing, handling and loading of the Waste.

            Section 14.2. Indemnification of Buyer.

            (a) Seller shall indemnify and hold Buyer, its parents and subsidiaries and their successors and assigns and each of their officers and directors harmless from and against all Damages, suffered on account of claims, demands, suits, causes of action, proceedings, judgments and liabilities to the extent that such Damages were proximately caused by any breach by Seller of its warranties, representations, covenants, or agreements hereunder, except to the extent that such Damages are the result of the negligence of, or the failure to comply with the terms of this Agreement by, Buyer, its parents and subsidiaries and their successors and assigns and any of their officers and directors. It is understood that the remedies provided for in this Section 14.2(a) shall be in addition to any and all other rights and remedies available at law, in equity or otherwise.

            (b) Without limiting or duplicating the provisions of Section 14.2(a) hereof, Seller shall indemnify and hold harmless Buyer, its parents and subsidiaries and their successors and assigns and each of their officers and directors from and against all Damages, assessed, incurred or sustained by or against such entity or individual under any statute, governmental regulation or ordinance or common law theory, including any liability under Superfund, RCRA, similar state laws or other Applicable Laws, to the extent that such Damages arise out of environmental protection, pollution control or sanitation aspects of (i) the taking, transportation or disposal of Waste by Seller or its employees, contractors or agents, or (ii) any breach by Seller of its warranties, representations, covenants or agreements hereunder; except that Seller shall not be obligated to indemnify Buyer hereunder (a) to the extent that such Damages were caused by the negligence of, violation of law by, or the failure to comply with the terms of this Agreement by Buyer or its successors or assigns, parents or subsidiaries or any of their employees, contractors (other than Seller), agents or representatives; (b) to the extent that such Damages exceed the amount of damages for which Buyer and Seller are jointly liable, in those instances in which Buyer and Seller are determined under Applicable Laws to be jointly liable; or (c) to the extent that such Damages were caused by changes in Applicable Laws after the time of such taking, transportation and disposal of the Waste.

            Section 14.3. Notice and Legal Defense. Promptly after receipt by a party entitled to indemnification under this Article XIV (the "Indemnified Party") of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which any indemnity provided for in
Section 14.1 or 14.2 hereof may apply, the Indemnified Party shall notify the indemnifying Party in writing of such fact. The indemnifying Party shall assume the defense thereof with counsel designated by such Party and satisfactory to the Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the indemnifying Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on behalf of such Indemnified Party, at the indemnifying Party's expense. During the pendency of any matter to which may indemnity provided in Section 14.1 or 14.2 hereof may apply, the Indemnified Party shall retain authority to monitor, be consulted and be kept fully informed with respect to the matter.

            Section 14.4. Failure to Defend Action. Should the Indemnified Party be entitled to indemnification under Section 14.1 or 14.2 hereof as a result of a claim by a third party, and the indemnifying Party fails to assume the defense of such claim, the Indemnified Party may at the expense of the indemnifying Party contest (or, with the prior written consent of such indemnifying Party, settle) such claim, provided that no such contest need be made and settlement or full payment of any such claim may be made without consent of the indemnifying Party (with such indemnifying Party remaining obligated to indemnify the Indemnified Party under Section 14.1 or 14.2 hereof) if, in the written opinion of the Indemnified Party's counsel, such claim is meritorious.

            Section 14.5. Indemnification Amount. In the event that a Party is obligated to indemnify and hold an Indemnified Party harmless under Section 14.1 or 14.2 hereof, the amount owing to the Indemnified Party will be the amount of such party's actual out-of-pocket loss net of any insurance or other recovery.

            Section 14.6. Survival. The provisions of this Article XIV shall survive the termination or expiration of this Agreement.

                                   ARTICLE XV

                               NOTICE AND SERVICE

            Section 15.1. Notice. All notices, including communications and statements which are required or permitted under the terms of this Agreement, shall be in writing, except as otherwise provided.

            Section 15.2. Service.

            (a) Service of a notice may be accomplished by personal service, telecopy, overnight mail service or registered or certified mail. In addition, service of notices other than pursuant to Article X hereof may be accomplished by means other than the foregoing, provided that such notices shall be deemed served when actually received unless on any day other than a Business Day or after 5:00 p.m. local time of the recipient, in which case service shall instead be deemed to occur on the following Business Day.

            (b) Subject to the final two sentences of Section 4.6 hereof, if a notice is served by telecopy, it shall be deemed served as of the time transmitted, unless after 5:00 p.m. local time of the recipient, in which case service shall be deemed to occur on the following Business Day. If a notice is served by overnight mail service, it shall be deemed served on the next Business Day, except as otherwise demonstrated by a bonafide delivery notice. If a notice is sent by registered or certified mail, it shall be deemed served within three (3) Business Days after being placed in the custody of the U.S. mail service, except as otherwise demonstrated by a signed receipt.

            (c) Where notices are required to be sent under this Agreement to Buyer, Seller, the Financing Parties or to the Electricity Purchaser, such notices shall be addressed as follows:

                (i)   Buyer:

                      AES Cedar Bay, Inc.
                      1925 North Lynn Street
                      Suite 1200
                      Arlington, Virginia 22209
                      Attention: President

                      with a copy to

                      AES Cedar Bay, Inc.
                      9469 Eastport Road
                      Jacksonville, Florida 32218
                      Attention: Plant Manager

               (ii)   Seller:

                      Costain Coal Inc.
                      1301 W. Long Lake Road
                      Troy, Michigan 48098
                      Attention:    Executive Vice President

              (iii)   Financing Parties:

                      As provided by Buyer within fifteen (15) days after the Financial Closing Date

               (iv)   The Electricity Purchaser:

                      Florida Power & Light Company
                      P.O. Box 029100
                      Miami, Florida 33102
                      Attention: Cogeneration and Small
                          Power Production

From time to time Buyer, Seller, the Financing Parties or the Electricity Purchaser may designate a new address for purposes of notice by written notice to the others duly given as provided herein.

                                   ARTICLE XVI

                             SUCCESSORS AND ASSIGNS

            Section 16.1. Assignment by Buyer and Seller.

            (a) Except as provided in this Article XVI, the rights and obligations of the Parties, including any rights to monies or payments, may not be assigned or delegated by either Party except upon the express written consent of the other Party, which consent shall not be unreasonably withheld.

            (b) Seller shall have the right, without the consent of Buyer, (i) to assign its payments under this Agreement to any third party, provided that such assignment shall not be deemed to include any of Seller's obligations hereunder and shall not confer any rights against Buyer under this Agreement to such assignee, or (ii) to assign any or all of its rights and delegate any of its obligations hereunder to Costain Holdings Inc., a Delaware corporation ("CHI"), or any business entity directly or indirectly owned or controlled by CHI provided that Seller shall not be released from its obligations hereunder without the consent of Buyer, which consent shall not be unreasonably withheld. Seller shall have the right, but only with the consent of Buyer, which consent may be withheld in Buyer's sole reasonable discretion, to assign all of its rights and interests and delegate all of its obligations under this Agreement to a third party not referred to in the first sentence of this Section 16.1(b).

            (c) Buyer shall have the right to assign all of its rights and interests and delegate all of its obligations under this Agreement to any entity that assumes ownership or operational control of the Facility, such assignment to be subject to the consent of Seller which shall not be unreasonably withheld. Reasonable conditions for the grant of such consent shall include that such proposed assignee: (i) shall be the owner, operator or lessee of the Facility,
(ii) agrees in writing to be bound by and to assume the terms and conditions of this Agreement and any and all obligations to Seller arising or accruing hereunder (including without limitation those theretofore accrued but unperformed or unsatisfied (excluding from the latter, however, the obligation to perform, but not liability for damages for the nonperformance of, acts that can no longer be performed with the exercise of due diligence)), (iii) is generally recognized as having the financial substance to perform

Buyer's obligations under this Agreement and (iv) has the operational skill and ability to perform Buyer's obligations under this Agreement. If the interest of Buyer in this Agreement shall be assumed, sold or transferred as hereinbefore provided, Buyer shall be released and discharged from only those obligations to Seller arising or accruing hereunder from and after the date of such assumption, and, unless the Parties agree otherwise, Buyer shall not be released and discharged from and shall remain liable for any and all obligations to Seller arising or accruing hereunder prior to such assumption or which expressly survive the termination or expiration of this Agreement. Upon and after the assignment and assumption described in this Section 6.2(c), Seller shall continue this Agreement with the assuming party as if such person had thereafter been named as Buyer under this Agreement.

            (d) Buyer shall have the right, without the consent of Seller, to assign any or all of its rights and interests under this Agreement to the Financing Parties as security for its obligations under the Financing Documents and to the Electricity Purchaser as security for its obligations under the Power Purchase Agreement; provided that Buyer shall provide Seller with notice thereof and copies of the agreements making such assignments within twenty (20) days thereafter. Seller acknowledges that the Financing Documents may provide that upon an event of default by Buyer under the Financing Documents, the Financing Parties may under certain circumstances assume the interests, rights and obligations of Buyer thereafter arising under this Agreement. If any of the Financing Parties or the Electricity Purchaser assumes this Agreement as provided hereinabove, it shall not be personally liable for the performance of such obligations hereunder except to the extent of all of its right, title and interest in and to the Facility and any and all contracts (except the Financing Documents) related thereto. Notwithstanding any such assumption by the Financing Parties or the Electricity Purchaser, Buyer shall not be released and discharged from and shall remain liable for any and all obligations to Seller arising or accruing hereunder prior to such assumption, or after such assumption for obligations which expressly survive the termination or expiration of this Agreement.

            (e) Seller acknowledges that the Financing Documents will provide that upon an event of default by Buyer under the Financing Documents, the Financing Parties may, in addition to the exercise of their rights as set forth in Section 16.2(d) hereof, cause Buyer to sell or lease the

Facility and cause any new lessee or purchaser of the Facility to assume all of the interests, rights and obligations of Buyer thereafter arising under this Agreement. Such assignment shall be subject to the consent of Seller which shall not be unreasonably withheld. Factors which may be considered in determining whether consent will be given include whether such proposed assignee: (i) shall be the owner, operator or lessee of the Facility, (ii) agrees in writing to be bound by and to assume the terms and conditions of this Agreement and any and all obligations to Seller arising or accruing hereunder (including without limitation those of Buyer and the Financing Parties and those theretofore accrued but unperformed or unsatisfied (excluding from the latter, however, the obligation to perform, but not liability for damage for the nonperformance of, acts that can no longer be performed with the exercise of due diligence)), (iii) is generally recognized as having the financial substance to perform Buyer's obligations under this Agreement (to be viewed generally in light of the condition of Buyer immediately after the Financial Closing Date), and (iv) has the operational skill and ability to perform Buyer's obligations under this Agreement (to be viewed generally in light of the condition of Buyer immediately after the Financial Closing Date). If the interest of Buyer in this Agreement shall be assumed, sold or transferred as hereinbefore provided, Buyer shall be released and discharged from only those obligations to Seller arising or accruing hereunder from and after the date of such assumption, and, unless the Parties agree otherwise, Buyer shall not be released and discharged from and shall remain liable for any and all obligations to Seller arising or accruing hereunder prior to such assumption or which expressly survive the termination or expiration of this Agreement. Upon and after the assignment and assumption described in this Section 6.2(c), Seller shall continue this Agreement with the assuming party as if such person had thereafter been named as Buyer under this Agreement.

            (f) The provisions of Section 16.1(d) and (e) hereof are for the benefit of the Financing Parties and the Electricity Purchaser, as well as the Parties, and shall be enforceable by each. Seller hereby agrees that none of the Financing Parties or the Electricity Purchaser, or any bondholder or participant for whom they may act, shall be obligated to perform any obligation or be deemed to incur any liability or obligation provided herein on the part of Buyer or shall have any obligation or liability to Seller with respect to this Agreement, except as provided in this Section 16.1.

            Section 16.2. Binding Effect. The terms and provisions of this Agreement, the respective rights and obligations hereunder of Buyer and Seller, and the respective rights of the Financing Parties and the Electricity Purchaser set forth in Sections 10.2, 16.1 shall be binding upon, and inure to the benefit of, their respective successors and permitted assigns. Except as expressly stated in the Shareholder's Letter Agreement dated the date hereof, each Party acknowledges that the other has entered into this Agreement entirely on its own behalf, and in no manner on behalf of any direct or indirect shareholder or affiliate, and the other Party shall have no recourse hereunder against such direct or indirect shareholder or affiliate (other than successors or permitted assigns of Buyer or Seller) or any of their successors or assigns for any reason.

                                  ARTICLE XVII

                                  MISCELLANEOUS

            Section 17.1. Independent Contractor. Each Party shall at all times act as and be deemed to be an independent contractor for all purposes of this Agreement and neither Party nor its subcontractors nor the employees of either shall act as or be deemed to be employees, representatives, agents or partners of the other Party. Neither Party shall have the right to control nor any actual, potential or other control over the methods or means by which the other Party or any of its agents, representatives, subcontractors or employees conducts its independent business operations. Neither Party shall perform any act or make any representation to any party to the effect that such Party or any of its agents, representatives, subcontractors or employees is the agent of the other Party.

            Section 17.2. Agents of Seller; Subcontractors.

            (a) No designation by either Party of any agent for purposes of submitting invoices, receiving payments or taking any other action in connection with the performance or administration of this Agreement shall be effective or recognized by the other Party until the designating Party has given the other Party notice of such designation.

            (b) Except as set forth in Section 17.3 hereof, Seller may from time to time enter into arrangements with subcontractors, suppliers or agents for services to Seller that Seller is obligated hereunder to provide to Buyer.

            (c) Each Party shall require all subcontractors, suppliers and agents to obtain, maintain and keep in force during the time in which they are engaged in performing services or other work hereunder insurance coverages as would normally be required by similar businesses under similar circumstances or agreements.

            (d) Neither Party shall be deemed by virtue of this Agreement to have any contractual obligation to, or relationship with, any subcontractor, supplier or agent of the other Party.

            (e) Each Party shall be solely responsible for paying each subcontractor, supplier or agent and any other person or entity to whom any amount is due from such Party for services, equipment, material or supplies in connection with this Agreement.

            (f) Neither Party shall be excused from performing its obligations hereunder as a result of any such subcontract or other arrangement or the nonperformance of any of such Party's subcontractors, suppliers or agents.

            Section 17.3. Waste Contractor. Seller shall not enter into any arrangement for any third party to provide the Waste disposal services to be provided by Seller hereunder without Buyer's prior written approval, such approval not to be withheld unless Buyer reasonably determines that, considering all relevant factors (including without limitation the indemnifications provided by Seller under this Agreement) it is or would be materially adversely affected by the use of such third party. In the event Seller desires to enter into any such arrangement, Seller shall (i) inform Buyer of the identity of the party to provide such services, (ii) provide to Buyer copies of all proposed agreements between Seller and such third party (except that Seller shall not be required to disclose the financial terms, or terms subject to confidentiality obligations of such agreements) and (iii) provide Buyer with such other information about such third party as Buyer may reasonably request. For purposes of this Section 17.3, the railroad providing transportation services to Seller shall not be deemed to be providing Waste disposal services to Buyer hereunder. The provisions of
Section 17.2 hereof shall apply with equal force and effect to such third party. Buyer's approval of such third party shall not constitute Buyer's release of Seller from any of its obligations hereunder or approval of the quality of such third party's performance.

            Section 17.4. Certain Notices. Buyer shall give Seller notice not later than 18 months prior to Initial Delivery Date. If such notice is not given and Seller must make shipments in Carrier rail cars, Buyer shall pay to Seller such marginal transportation costs as are reasonably incurred due to shipping in Carrier equipment because timely notice was not given.

            Section 17.5. Confidentiality. Seller and Buyer shall retain in confidence the contents of this Agreement and any information obtained as a result of negotiation and performance of this Agreement, except that Buyer may disclose such information to the Financing Parties and Seller may disclose such information to any parties providing financing to Seller. It is understood, however, that such information may be disclosed when and to the extent requested by a court or government agency (provided that neither Party shall make such disclosure without notifying and consulting the other Party before such disclosure), and that certain cost and physical property information related to fuel purchases and waste disposal are routinely reported to state regulatory agencies, the Federal Energy Regulatory Commission and the Environmental Protection Agency and are used by Buyer's consultants to make economic forecasts. Financing Parties, parties providing financing to Seller and consultants will likewise be required to retain such information in confidence.

            Section 17.6. Amendments. No amendment or modification of the terms of this Agreement shall be binding on either Buyer or Seller unless reduced to writing and signed by the Party against which enforcement is sought.

            Section 17.7. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice of law rules thereof which may direct the application of the laws of another jurisdiction.

            Section 17.8. Severability and Renegotiation. Should any provision of this Agreement for any reason be declared invalid or unenforceable by final and unappealable order of any court or regulatory body having jurisdiction thereover, such decision shall not affect the validity of the remaining provisions, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid or unenforceable provision thereof eliminated. In the event any such provision of this Agreement is so declared invalid or unenforceable, the

Parties shall promptly renegotiate in good faith new provisions to eliminate such invalidity or unenforceability and to restore this Agreement as near as possible to its original intent and effect. Upon impasse, the Parties will submit any dispute regarding the substitution of the new provision to arbitration pursuant to Article XIII hereof.

            Section 17.9. Other Agreements. This Agreement supersedes any and all oral and written agreements and understandings heretofore made relating to the subject matter hereof, other than the letter agreement between Buyer and Seller dated as of the date hereof relating to financeabilty, the Letter Agreement referred to in Section 2.1(b) hereof, and the Shareholder's Letter Agreement dated as of the date hereof, and constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof.

            Section 17.10. Captions. All indices, titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive or definitive or to affect the meaning, content or scope of this Agreement.

            Section 17.11. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as the original instrument.

            Section 17.12. Further Assurances. The Parties shall execute and deliver such additional documents and shall cause such additional action to be taken as may be reasonably necessary to carry out the purposes and intent of this Agreement.

            Section 17.13. No Third Party Rights. This Agreement and all rights hereunder are intended for the sole benefit of the Parties hereto and, to the extent expressly provided, for the benefit of the Financing Parties and the Electricity Purchaser and shall not imply or create any rights on the part of, or obligations to, any other entity or individual.

            Section 17.14. Survival of Provisions. The termination or expiration of this Agreement shall not affect any of the provisions of this Agreement which are expressly or by implication to continue in force after such termination or expiration.

            IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first set forth above.

                                       AES CEDAR BAY, INC.


                                       By: /s/ Jeffrey V. Swain
                                           ----------------------------
                                           Name: Jeffrey V. Swain
                                           Title:  Vice President


                                       COSTAIN COAL INC.


                                       By: /s/ Anthony L. Spezia
                                           ----------------------------
                                           Name: Anthony L. Spezia
                                           Title: Executive Vice
                                                     President

                                     ANNEX A

                                  FACILITY SITE


                                [Graphic Omitted]

                                [Graphic Omitted]

                                     ANNEX B

                      DESCRIPTION OF COAL LOADING FACILITY
                           AND DEDICATED COAL RESERVES

I.    Seller's Coal Loading Facility:

      Name: Transcontinental Coal Processing, Inc., a wholly owned subsidiary of Costain Coal Inc.

      Location:   Ivel, Floyd County, Kentucky (CSXT Mine No. 4091)

      Origin of Coal:   Coal delivered to the Coal Loading Facility shall
                        originate from the dedicated reserves or at Seller's option, other reserves within trucking radius of the Coal Loading Facility.

      Property is held by long-term leases which expire August 1, 2020.



Raw Coal
Facility:                                 Phase I                  Phase II
                                          ------                   --------
      Completion  Date:                   July 1989                as required
                                                                   by Seller
      Coal Loading
      Rate (Tons per hour):               1,000                    3,000

      Unit Train
      Track Capacity (Tons):              7,000                   10,000

Coal                                      A Daniels 750 Ton per hour
Preparation                               (raw feed), heavy media
Plant:                                    preparation plant completed in
                                          1981 is on the property. This
                                          plant may be used to meet
                                          the quality specifications required
                                          hereunder.

II. Dedicated Coal Reserves:

                                          Recoverable Coal
Lease                    Seam             Reserves (1,000) Tons
-----                    ----             ---------------------
Hatcher                 Hatcher                       100
                        Dinkey                        700
                        Fireclay                    3,300
                        Elkhorn #3                  5,400
                        Elkhorn #2                  2,400
                                                   ------
                                                   11,900

       Leslie               Elkhorn #3              1,600
       Harkins              Fireclay                2,000
       & Mayo, et al        Elkhorn #3              4,000
                            Elkhorn #2              1,500
                            Elkhorn #1              3,500
                                                   ------
                                                   11,000

Total Coal Reserves Dedicated:                     24,500
                                                   ======

A Map of the Coal Reserves is attached.

                                     ANNEX C

                              DESCRIPTION OF WASTE

                           DISPOSAL SITES AND SERVICES

1. Seller's Waste Disposal Site


      Name: Transcontinental Coal Processing, Inc., a wholly owned subsidiary of Costain Coal Inc.

     Location:    Ivel, Floyd County, Kentucky (CSXT Mine No. 4091)

     Transportation:

                  Pelletized Waste will be loaded into open top bottom dump cars at AES Cedar Bay by Buyer. Loaded Waste will be transported to Seller's Waste Sites by Seller's designated Carrier.

     Disposal Procedure:

                  The solid Waste will be transported to the Waste disposal site by trucks from the Seller's unloading facility. The Waste will be unloaded and disposed of in a residual landfill meeting all the requirements under applicable solid waste disposal laws and regulations. Ground water at the disposal site will be analyzed through a network of monitoring wells positioned within analytical parameters as required by applicable law.

     Testing Procedures:

                  All testing will be in accordance with applicable performance standards effecting a residual landfill under 401 KAR 30:030. The site will be inspected to ensure compliance with environmental performance standards in 401 KAR 30:030.

Subject to Section 5.3 hereof, Seller reserves the right to dispose of Waste at facilities other than the facility mentioned above. Seller agrees to notify Buyer regarding a proposed change in its Waste disposal location.

                                     ANNEX D

                      CALCULATION OF INDEXES FOR COAL PRICE

                            AND WASTE SERVICES PRICE

      The calculation of CC, GNP, PCE and PPI, as such terms are used in Sections 6.1 and 6.2 hereof, shall be in accordance with the following formula:

                                       I = I^n - I^O
                                           ----------
                                             I^O

Where:

 I = CC, GNP, PCE or PPI, as the case may be, expressed as a rate (i.e., 1%=0.01);

I^n = for CC, the Coal Cost for the third month immediately preceding the Adjustment Date;

      for GNP or PCE, the GNP Index or the PCE Index, respectively, for the second calendar quarter immediately preceding the Quarterly Adjustment Date; and

      for PPI, the PPI Index for the second month immediately preceding the Quarterly Adjustment Date; and

I^O = for CC, the Coal Cost for the fourth month immediately preceding the Adjustment Date, except that for the first Adjustment Date, I^O shall equal the Coal Cost for November, 1988 which was one-dollar and seventy-one cents ($1.71);

      for GNP or PCE, the GNP Index or the PCE Index, respectively, for the third calendar quarter immediately preceding the Quarterly Adjustment Date, except that for the first Quarterly Adjustment Date, I^O shall equal the GNP Index or the PCE Index for the second quarter of 1988 which index value was 121.0 for the GNP Index and 123.9 for the PCE Index;

      for PPI, the PPI Index for the fifth month immediately preceding the Quarterly Adjustment Date, except that for the first Quarterly Adjustment Date, I^O shall equal the PPI Index for September, 1988 which was 108.1.


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

(i) For the Adjustment Date which is October 1, 1997 (which is also a Quarterly Adjustment Date):

I^n = for CC, the Coal Cost for July, 1997;

    = for GNP or PCE, the GNP Index or the PCE Index, respectively, for the second quarter of 1997; and

    = for PPI, the PPI Index for August, 1997; and

I^0 = for CC, the Coal Cost for June, 1997;

    = for GNP or PCE, the GNP Index or the PCE Index, respectively, for the first quarter of 1997; and

    = for PPI, the PPI Index for May, 1997.

(ii) For the Adjustment Date which is May 1, 1997:

I^n = for CC, the Coal Cost for February, 1997; and

I^O = for CC, the Coal Cost for January, 1997.

                                     ANNEX E

                  SAMPLE CALCULATION OF MONTHLY COAL PAYMENT

For the Adjustment Date which is May 1, 1997 assume:

      the Coal Price was $2.127 per million Btu's and Coal was delivered during the month of May 1997 as follows:

                                 Coal           Coal            Payment
                                Quality        Price            Due for
Shipment         Tons Sold      (Btu/lb)      per Ton          Coal Sold
--------         ---------      --------      -------          ---------
   a             7,500.00        12,000      $51.0480       $  382,860.00
   b             7,771.28        11,799       50.1929          390,063.08
   c             8,039.28        12,011       51.0948          410,765.40
   d             7,127.03        12,497       53.1622          378,888.59
   e             7,455.33        11,987       50.9927          380,167.41
   f             7,708.01        12,358       52.5709          405,217.02
   g             8,100.27        12,416       52.8177          427,837.63
   h             7,905.25        12,113       51.5287          407,347.26
   i             7,597.53        12,001       51.0523          387,871.38
   j             7,879.35        11,854       51.4269          397,331.19
                ---------                                   -------------
                77,083.33                                   $3,968,348.96
                =========                                   =============

Note: Calculation does not take into account the impact, if any, of the Price Ceiling or Price Floor


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

                                     ANNEX F

                         COMPONENTS OF PERIODIC ANALYSIS

   Ultimate Analysis

   Carbon
   Hydrogen
   Nitrogen
   Chlorine
   Sulfur
   Oxygen

   Ash Analysis

   SiO2
   A12O3
   Fe2O3
   CaO
   MgO
   TiO2
   K2O
   Na2O
   SO3
   P2O5

  Trace elements

  Lead content
  Beryllium content
  Cobalt content

Barium content
Zinc content
Copper content
Fluorines content
Cadmium content
Manganese content
Magnesium content
Molybdenum content
Selenium content
Vanadium content
Chromium content
Arsenic content
Mercury content
Nickel content
Phosphorus content

                                     ANNEX G

                   EXAMPLE OF STOCKPILE DEFICIENCY CALCULATION


                                               EXAMPLES
                                 -------------------------------------
                                     1             2              3
                                 --------       --------       -------
Stockpile level                  45,000(A)      50,000(A)      60,000

Tonnage of failed
   delivery                        8,000         8,000          8,000

Tonnage subject to
   remedy                             --         3,000          8,000


(A) The difference between 55,000 Tons and the actual stockpile level is assumed to not be due to unexcused or uncured failures to deliver.


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